   As filed with the Securities and Exchange Commission on February 19, 1999

                                           Registration Statement No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -------------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              -------------------

                              MapQuest.com, Inc.
            (Exact name of registrant as specified in its charter)

         Delaware                              7374                     363949110
  (State or other jurisdiction       (Primary Standard Industrial    (I.R.S. Employer
  of incorporation or organization)  Classification Code Number)    Identification No.)

          MapQuest.com, Inc.            Michael J. Mulligan, Chief Executive
          3710 Hempland Road                           Officer
         Mountville, PA 17554                    MapQuest.com, Inc.
            (717) 285-8500                       3710 Hempland Road
                                                Mountville, PA 17554
                                                   (717) 285-8500
   (Address, including zip code, and     (Name, address, including zip code,
telephone number, including area code,  and telephone number, including area
  of registrant's principal executive        code, of agent for service)
               offices)
                              -------------------

                                  Copies to:

 James B. Carlson, Esq. Mayer, Brown &    Alexander D. Lynch, Esq. Alan P.
Platt 1675 Broadway New York, NY 10019   Blaustein, Esq. Brobeck, Phleger &
            (212) 506-2500              Harrison LLP 1633 Broadway New York,
                                               NY 10019 (212) 581-1600

                              -------------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                        Proposed Maximum
       Title of Each Class of          Aggregate Offering         Amount of
    Securities to be Registered           Price(1)(2)          Registration Fee
-------------------------------------------------------------------------------
Common Stock ($0.001 par value per
 share).............................      $50,000,000              $13,900

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(1) The Company has granted to the Underwriters a 30-day option to purchase additional shares of Common Stock solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1999

                           [MAPQUEST.COM, INC. LOGO]

                                       Shares

                                  Common Stock

  We are offering     shares of our common stock. This is our initial public
offering, and no public market currently exists for our shares. We intend to apply to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "MQST." We anticipate that the initial public
offering price will be between $   and $   per share.

  Shares of common stock may be reserved for sale at the initial public offering price to our employees, directors and other persons with relationships with us. These employees, directors and other persons may purchase, in the aggregate, not more than 10% of the common stock in this offering. See "Underwriting."

                                --------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 6.

                                --------------

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................   $       $
Underwriting Discounts and Commissions.........................   $       $
Proceeds to MapQuest...........................................   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
  We have granted the underwriters a 30-day option to purchase up to an
additional    shares of common stock to cover over-allotments. BancBoston
Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on   , 1999.

                                --------------

BancBoston Robertson Stephens
       Piper Jaffray Inc.
                Thomas Weisel Partners LLC
                                                    Volpe Brown Whelan & Company

                   The date of this Prospectus is      , 1999

 [Picture of the mapquest.com home page and logos of representative customers]

   [Sequential pictures illustrating MapQuest's Connect Services and logos of representative customers]

 [Pictures of MapQuest maps on various web portals and third party websites and logos of representative customers]

       [Picture of various Digital Mapping Services products and logos of representative customers.]

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless otherwise indicated, all references in this prospectus to "MapQuest", "we", "us" or "our" are to MapQuest.com, Inc. and its predecessor.

    Until       , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  19
Business.................................................................  26
Management...............................................................  36
Certain Transactions.....................................................  46
Principal Stockholders...................................................  49
Description of Capital Stock.............................................  51
Shares Eligible for Future Sale..........................................  55
Underwriting.............................................................  57
Legal Matters............................................................  59
Experts..................................................................  59
Where You Can Find More Information......................................  59
Index to Financial Statements............................................ F-1

                             ---------------------

    This prospectus contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our financial statements and the notes relating to these financial statements appearing elsewhere in this prospectus.

    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about MapQuest and our industry. These forward-looking statements involve risks and uncertainties. MapQuest's actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the "Risk Factors" section and elsewhere in this prospectus. MapQuest undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                    MapQuest

    We are a leading online provider of mapping and destination information. By leveraging over 30 years of traditional and digital mapping experience together with our proprietary integration and editing of geographic databases, we provide comprehensive online mapping solutions to businesses and customized maps, destination information and driving directions to consumers. During January 1999, we delivered over 70.3 million maps and over 13.5 million driving directions through our website and through third-party websites. According to Media Metrix, Inc., in December 1998 mapquest.com had over 3.3 million unique visitors making it the number one travel/tourism Internet property in terms of audience reach.

    Our online products and services enable businesses to:

     . Provide customized maps, destination information and driving directions to potential customers;

     . Expand the functionality of their websites to attract and retain users;

     . Outsource their map-enabling and destination information needs, thereby avoiding a significant portion of the expenses normally associated with establishing and maintaining a map-enabling infrastructure; and

     . Provide potential customers with proximity information regarding which of a business' multiple locations is closest to the potential customer.

    Our online products and services enable consumers to:

     . Receive maps and destination information on a real-time basis based on specific geocentric parameters provided by the consumer;

     . Generate detailed door-to-door driving directions at any time; and

     . Create and retrieve customized maps based on the consumer's preferences.

    We are also a leading U.S. provider of traditional and digital mapping products and services to the educational, reference, directory, travel and governmental markets. In addition, companies that incorporate call centers, CD-ROMs or driving direction kiosks into their information delivery strategy often require non-Internet customized mapping solutions. We have developed our map-enabling software to provide mapping applications in these environments.

                                    Strategy

    Our objective is to be the leading online provider of destination solutions for businesses and consumers. Key elements of our strategy include:

  . Building brand awareness by engaging in a number of advertising, public relations and other marketing programs designed to promote our global brand and build loyalty among our business and consumer customers;

  . Expanding and enhancing our service by providing comprehensive, cost-effective, accurate and easily accessible destination information and value-added tools and features;

  . Growing sales channels aggressively by building our direct field sales force and developing strategic value-added reseller channel relationships to target U.S. and international markets;

  . Developing additional advertising opportunities by offering new methods of targeted advertising based on a consumer's geographic information;

  . Leveraging our integrated geographic data in developing future services and products; and

  . Pursuing international opportunities to expand our access to additional business customers seeking to improve the functionality of their websites and consumers seeking online map-related information.

    Our headquarters are located at 3710 Hempland Road, Mountville, Pennsylvania 17554. Our telephone number at that location is (717) 285-8500. Our website address is www.mapquest.com. The information on our website is not part of this prospectus.

                                  The Offering

Common stock offered............          shares

Common stock to be outstanding
 after this offering............          shares(1)

Over-allotment option...........          shares

Use of proceeds.................  We intend to use $8,332,036 of the net proceeds to redeem all outstanding shares of our Series B Preferred Stock. We intend to use the remaining net proceeds for expansion of sales and marketing capabilities, product development, working capital and other general corporate purposes.

Proposed Nasdaq National Market   MQST
 symbol.........................
--------
(1) This information is based on shares of common stock outstanding as of December 31, 1998. It excludes (i) 1,795,426 shares of common stock issuable upon exercise of options outstanding at December 31, 1998, with a weighted average exercise price of $0.69 per share, (ii) 233,750 shares of common stock issuable upon exercise of options outstanding at December 31, 1998 with an exercise price of the per share price of this offering, (iii) 193,500 shares of common stock issuable upon exercise of options granted since December 31, 1998, with an exercise price of the per share price of this offering, (iv) 75,335 shares of common stock reserved for future issuance under MapQuest's stock option plan, (v) 857,264 shares of common stock issuable upon exercise of warrants outstanding at December 31, 1998, with a weighted average exercise price of $1.84, (vi) 1,000,000 shares of common stock that have been reserved for future issuance under our 1999 omnibus stock plan, and (vii) 1,000,000 shares of common stock that have been reserved for future issuance under our 1999 employee stock purchase plan. See "Management--Employee Benefit Plans" and Note 6 to the Financial Statements.

                             Summary Financial Data
                     (in thousands, except per share data)

    The following table sets forth our summary financial data. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  Year Ended December 31,
                                                -----------------------------
                                                  1996      1997      1998
                                                --------  --------  ---------
Statement of Operations Data:
Revenues
 Business...................................... $  7,020  $  4,763  $   6,536
 Consumer......................................      140     1,276      1,376
 Digital mapping...............................   12,417    15,377     16,805
                                                --------  --------  ---------
   Total revenues..............................   19,577    21,416     24,717
                                                --------  --------  ---------
Costs of revenues..............................   12,320    15,302     17,646
                                                --------  --------  ---------
Gross profit...................................    7,257     6,113      7,071
Operating expenses:
 Sales and marketing...........................    4,455     7,257      5,243
 Product development...........................    2,619     5,048      2,955
 General and administrative....................    1,902     1,811      2,326
                                                --------  --------  ---------
   Total operating expenses....................    8,976    14,116     10,524
                                                --------  --------  ---------
Operating loss ................................   (1,719)   (8,002)    (3,453)
Interest income and expense, net...............      199       136         54
Other income...................................      244       267        244
Loss before provision for income taxes.........   (1,276)   (7,599)    (3,155)
                                                --------  --------  ---------
Provision for income taxes.....................      --        --         --
                                                --------  --------  ---------
Net loss.......................................   (1,276)   (7,599)    (3,155)
Less preferred stock dividends and accretion...     (525)     (623)      (667)
                                                --------  --------  ---------
Net loss applicable to common stockholders..... $ (1,802) $ (8,222)  $ (3,822)
                                                ========  ========  =========
Basic and diluted loss per share............... $ (23.87) $(106.48)  $ (32.64)
Shares used to compute basic and diluted loss
  per share(1).................................       75        77        117
Pro forma basic and diluted loss per share.....                     $   (0.36)
                                                                    =========
Shares used to compute pro forma basic and
  diluted loss per share(1)....................                        10,162
                                                                    =========

                                                     December 31, 1998
                                              ----------------------------------
                                                          Pro       Pro Forma
                                               Actual   Forma(2)  As Adjusted(3)
                                              --------  --------  --------------
Balance Sheet Data:
 Cash and cash equivalents..................  $    564  $   564       $
 Working capital............................     4,301    4,301
 Total assets...............................    11,450   11,450
 Payment to redeem preferred stock..........       --     8,322
 Redeemable preferred stock.................    26,186      --
 Stockholders' equity (deficit).............   (19,768)  (1,914)

--------
(1) See the financial statements and the notes to those statements appearing elsewhere in this prospectus for the determination of shares used in computing basic and diluted loss per share and pro forma basic and diluted loss per share.
(2) Gives pro forma effect to (i) the redemption of all outstanding shares of our Series B preferred stock upon the closing of this offering and (ii) the automatic conversion of all outstanding shares of our Series A preferred stock and Series C preferred stock into 10,045,354 shares of our common stock upon the closing of this offering.
(3) As adjusted to reflect the sale of     shares of common stock offered by
    this prospectus at an assumed initial public offering price of $   per
    share after deducting underwriting discounts and estimated offering expenses payable by us. See "Use of Proceeds" and "Capitalization."
                              --------------------
    Unless otherwise indicated, all information in this prospectus: (i) reflects a [ ] for [ ] stock split of our common stock to be effected prior to the closing of this offering; (ii) reflects the redemption of all outstanding shares of our Series B preferred stock upon the closing of this offering; (iii) reflects the automatic conversion of all outstanding shares of our Series A preferred stock and Series C preferred stock into 10,045,354 shares of our common stock upon the closing of this offering; and (iv) assumes no exercise of the underwriters' over-allotment option.

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We Have a Limited Internet-Related Operating History

    We introduced our first Internet products and services in 1995 and launched our website in February 1996. Accordingly, we have a limited Internet-related operating history upon which you can evaluate our business and prospects. An investor in our common stock must consider the risks and difficulties frequently encountered by companies in new and rapidly evolving markets such as the Internet. These risks include our ability to:

  . anticipate and adapt to the developing Internet market;

  . integrate our developing Internet business with our traditional and digital mapping businesses;

  . achieve market acceptance of our Internet products and services;

  . generate significant license and service revenues from business customers;

  . generate significant advertising revenues from mapquest.com;

  . successfully expand our sales force;

  . maintain and develop our relationships with both Internet-based businesses and non-Internet-based businesses that have an Internet presence; and

  . attract a larger consumer audience to, and increase the use of, mapquest.com.

    If we are unsuccessful in addressing these risks or in executing our business strategy, our business, financial condition and results of operations could be materially adversely affected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We Have a History of Losses and Our Prospects of Future Profitability are Uncertain

    We incurred net losses of $1.3 million for the year ended December 31, 1996, $7.6 million for the year ended December 31, 1997 and $3.2 million for the year ended December 31, 1998. From the period from October 31, 1994 to December 31, 1998, our accumulated deficit was $19.9 million. We expect losses from operations and negative cash flows to continue for the foreseeable future as a result of our intention to continue to incur significant expenses. We base current and future expense levels on our operating plans and our estimates of future revenues. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted accordingly, we may not generate sufficient revenues to achieve profitability. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We Are Dependent on a Limited Number of Third Parties for a Significant Portion of our Primary Geographic Data

    Our products and services rely on the availability and accuracy of primary geographic data. We have licensed a significant portion of our primary geographic data from a limited number of sources through non-exclusive, short-term contractual arrangements. In particular, we license a substantial portion of our data from Navigation Technologies Corporation ("NavTech") pursuant to short-term data licenses and from Geographical Data Technologies, Inc. ("GDT"). If we cannot maintain these data licenses or any other third-party license arrangement on commercially reasonable terms, the accuracy of our products and services would suffer. As a result, the marketability of our products and services would be reduced, which would have a material adverse effect on our business, financial condition and results of operations. Further, the accuracy of our products and services is substantially dependent on the accuracy of the information contained in these third-party databases. The information in these databases, and in our own proprietary databases, may contain inaccuracies that our customers may not accept. In addition, we plan to update our geographic databases periodically. However, in view of the complexity of updating several new databases, revising software and the need for third-party geocoding, we may not be able to perform this update when planned. This would adversely affect the accuracy of our products and services. In addition, given the short-term nature of our primary geographic data licenses, we will have to renegotiate our contracts in the foreseeable future which may result in contractual terms that are not as favorable to us as the existing data licenses. New contracts or renewals may also be unavailable to us on commercially reasonable terms. This could have a material adverse effect on our business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Brand Identity is Critical to Us

    We believe that establishing and maintaining our brand identity is critical to our efforts to attract users to our website and to build market acceptance of our mapping and destination information products and services. Furthermore, we believe that the importance of brand recognition will increase as low barriers to entry encourage the proliferation of Internet sites. In order to attract and retain consumers and business customers, and in response to competitive pressures, we intend to increase substantially our financial commitment to brand loyalty efforts among these groups. We plan to accomplish this, although not exclusively, through advertising campaigns in several forms of media, including print and online media and other marketing and promotional efforts. If we do not generate a corresponding increase in revenue as a result of our branding efforts or otherwise fail to promote our brand successfully, or if we incur excessive expenses in an attempt to promote and maintain our brand, our business, financial condition and results of operations would be materially and adversely affected.

Volatility of Quarterly Operating Results

    We expect our quarterly operating results to vary significantly in the future due to a variety of factors, many of which are beyond our control. These factors include:

  . demand for our products and services from businesses and consumers;

  . our relative mix of Internet and traditional and digital mapping businesses;

  . the timing and amount of license and service payments from our business customers;

  . traffic levels on mapquest.com;

  . development of competitive websites and businesses;

  . the relatively short terms of our advertising agreements;

  . advertising budget decisions by our clients; and

  . technical difficulties or system downtime affecting the Internet generally or the operation of our website specifically.

    Our limited Internet-related operating history makes it difficult to fully assess the impact of seasonal factors on the Internet and therefore whether our Internet products and services are susceptible to cyclical or seasonal economic fluctuations. In addition, we believe that the rapid growth of our Internet products and services may have overshadowed whatever cyclical or seasonal factors might have influenced our Internet product and service revenues to date. Traffic levels on websites have typically fluctuated during the summer and year-end vacation and holiday periods, which could result in a decrease in user traffic on our website during these periods. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other patterns may develop in the Internet industry. There can be no assurance that cyclical or seasonal variations in our operations will not become more pronounced over time or that they will not materially adversely affect our results of operations in the future.

    Due to all of the foregoing factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Developing Market for our Internet Products and Services

    To date, sales of our traditional and digital mapping products and services have accounted for a significant portion of our revenues. However, we expect that our Internet products and services will account for a significant and growing portion of our revenues in the foreseeable future. Given the emerging nature of the Internet and our limited Internet-related operating history, these revenues are difficult to forecast. In 1998, revenues from a limited number of business customers accounted for a substantial portion of our Internet products and services revenues. The loss of one or more of these customers could have a material adverse effect on our business, financial condition and results of operations. The markets for our Internet products and services have only recently begun to develop, are rapidly evolving and are characterized by a large number of entrants. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk, and it is difficult to predict the size and future growth rate, if any, of these markets. The markets for our Internet products and services may not develop and demand for our Internet products and services may not emerge or become economically sustainable or customer turnover rates may be higher than expected. Our failure to generate demand for our Internet products and services or successfully predict turnover rates could have a material adverse effect on our business, financial condition and results of operations. In addition, our failure to continue to generate demand and derive revenues from our traditional and digital mapping products and services could have a material adverse effect on our business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Risks of Developing our Sales Channels

    In order to support our growth, we need to substantially increase our direct and indirect sales channels. On January 31, 1999, our internal sales force had 30 members. Of these professionals, 17 focus on sales of Internet products and services to our business customers, two focus on advertising sales on our website, and 11 focus on sales of our traditional and digital mapping products and services. Our ability to increase our internal sales force involves a number of risks, including:

  . the competition we face in hiring and retaining qualified sales personnel;

  . the length of time it takes new sales personnel to become productive;
    and

  . our ability to integrate and motivate additional sales personnel and sales support personnel.

    Our business would be materially and adversely affected if we fail to maintain an effective internal sales force.

    In addition, we are seeking to develop relationships with partners such as value-added resellers in order to leverage their sales organizations to distribute our Internet products and services. Sales through these indirect sales channels accounted for less than 0.4% of our revenues in 1998. We may be unsuccessful in our efforts to develop increased indirect sales in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Uncertain Protection of Intellectual Property and Risk of Infringement

    We rely upon a combination of patent, trademark, copyright law, trade secret protection and contractual restrictions with employees, customers, partners and others to protect our proprietary rights. We do not currently hold any patents, but we have filed one patent application with the United States Patent and Trademark Office, and intend to file a second patent application in the near future. There can be no assurance that our patent applications will be approved and, if approved, that they will not be successfully challenged by others or invalidated through administrative process or litigation. Patent, trademark, copyright and trade secret protection may not be available in every country in which our products and services are distributed or made available. If we fail to adequately protect our proprietary rights, our business, financial condition and results of operations could be materially and adversely affected.

    Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any of our proprietary rights or those of other companies within the industry. Despite our efforts to protect our proprietary rights, third parties may infringe or misappropriate these rights, which could result in a material adverse effect on our business, financial condition and results of operations.

    Currently we are a defendant in two pending litigations involving allegations of infringements of third-party patents by our technologies. Both litigations are in the early stages. While we intend to defend these actions vigorously, our efforts may not be successful. In addition, in the ordinary course of business we have been, and we expect to continue to be, subject to claims, including claims of alleged infringement of patents, trademarks and other proprietary rights of third parties. We expect that infringement claims in our markets will increase in number as more participants enter the market. These claims and any resultant litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially adversely affect our business, financial condition and results of operations. Any claims from third parties may also result in limitation on our ability to use the trademarks and other intellectual property subject to claims unless we enter into agreements with the third parties responsible for claims, which may be unavailable on commercially reasonable terms. Please see "Business--Legal Proceedings."

Markets for MapQuest Products and Services Are Highly Competitive

    The markets for MapQuest's products and services are highly competitive. We compete for customers with companies offering online map-enabling technology, publishers and distributors of traditional print media that use or license their content for use on the Internet, commercial publishing companies, corporate materials and information market companies, and governmental authorities.

    We expect competition to continue to increase because these markets, particularly the markets for Internet-related products and services, pose no substantial barriers to entry. Competition may also increase as a result of industry consolidation. Increased competition could result in reduced markets, loss of market share or less traffic to our website, any of which could have a material adverse effect on our business, financial condition and results of operations.

    We believe that our ability to compete depends upon many factors, many of which are beyond our control. These factors include our ability to provide depth and accuracy of destination information, to increase our sales force and to implement our sales and marketing initiatives, the introduction and acceptance of new and enhanced products and services developed either by us or our competitors and the ease of use of products and services developed either by us or our competitors. We may not be able to compete successfully and competitive pressures may have a material adverse effect on our business, financial condition and results of operations. Please see "Business--Competition."

Dependence on Continued Use of the Internet

    The Internet is relatively new and is rapidly evolving. As a result, we cannot accurately predict whether the number of users will continue to increase. Our business would be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

  . the Internet infrastructure may not be able to support the demands placed on it or its performance and reliability may decline as usage grows;

  . the ability of websites to provide security and authentication of confidential information contained in transmissions over the Internet;

  . the quality of Internet products and services may not continue to generate user interest; and

  . the ability of websites to respond to privacy concerns of potential users, including concerns related to the placement by websites of information on a user's hard drive without the user's knowledge or consent.

Risk Associated with Capacity Constraints, System Disruption, System Failure and Reliance on Qwest

    The performance of the technologies employed in our Internet products and services is critical to our reputation and brand, and to our ability to attract business customers and consumers to our products and services. Any system failure, including computer viruses, electronic break-ins or network, software or hardware failure, that causes an interruption in the delivery of our products and services or a decrease in responsiveness of our website service could result in reduced revenue, and could impair our reputation and brand. In May 1998, we entered into a one-year Internet hosting agreement with Qwest to maintain all of our production servers at its Denver data center. Although Qwest provides comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours-per-day, seven days-per-week, Qwest does not guarantee that our Internet access will be uninterrupted, error free or secure. Our operations depend on Qwest's ability to protect its and our systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Any disruption in the Internet access provided by Qwest could have a material adverse effect on our business, results of operations and financial condition. We have experienced system interruptions in the past and believe that these interruptions will continue to occur from time to time in the future. Our insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our service. Our servers and software must be able to accommodate a high volume of traffic and we have in the past and may in the future experience slower response times for a variety of reasons. Additionally, any substantial increase in demands on our servers will require us to expand and adapt our network infrastructure. If we were unable to add additional software and hardware to accommodate increased demand, this could cause unanticipated system disruptions and result in slower response times. An increase in the volume of consumers accessing mapquest.com or the websites of our business customers could lead to systems failures or slower response times. Business and consumer customers may become dissatisfied by any system failure that interrupts our ability to provide our products and services to them or results in slower response time. Our business, financial condition and results of operations could be materially adversely affected by any damage or failure that interrupts or delays our operations.

    Consumers visiting mapquest.com and other websites depend on Internet service providers, online service providers and other website operators for access to particular websites. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could materially adversely affect our business, financial condition and results of operations. Please see "Business--Technology and Infrastructure."

Risks Associated with Managing our Expansion

    To successfully implement our business plan requires an effective planning and management process. As of January 31, 1996, we had a total of 167 employees and, as of January 31, 1999, we had a total of 222 employees. We expect that the number of our employees will continue to increase for the foreseeable future, in particular with respect to our Internet-related business. This growth has placed, and our anticipated future growth combined with the requirements we will face as a public company will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. We will also need to continue to expand and maintain close coordination among our technical, accounting, finance and sales and marketing organizations. Our inability to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

    Our future success also depends on ability to attract, train, motivate and retain highly skilled employees. Competition for employees in our industries is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

We Depend on Our Key Management Personnel for Our Future Success

    Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Michael Mulligan, our Chief Executive Officer. Certain members of our management team, including our Chief Executive Officer, have joined us within the last year. These individuals have not previously worked together and are becoming integrated into our management team. They may not be able to work together effectively or successfully manage our growth. We do not currently have employment agreements with members of management other than our Chief Executive Officer and William Muenster, our Senior Vice President of Development and Production. The departure of any of our officers or key employees could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with International Expansion

    We market and sell our products and services in the United States and internationally. We intend to continue to expand the sale of our products and services into international markets. To date, we have limited experience in marketing our products and services internationally, and we cannot predict our success in these international markets. In addition, international operations are subject to inherent risks, including:

  . the impact of economic fluctuations in economies outside of the United
    States;

  . greater difficulty in accounts receivable collection and longer collection periods;

  . unexpected changes in regulatory requirements, tariffs and other trade barriers;

  . difficulties and costs of staffing and managing foreign operations;

  . political instability;

  . currency exchange fluctuations;

  . potentially adverse tax consequences; and

  . reduced protection for intellectual property rights outside the United
    States.

One or more of the foregoing factors may have a material adverse effect on our current and future international operations and, consequently, on our business, financial condition and results of operations.

Risks Associated with Offering New Products and Services

    We expect to introduce new and enhanced products and services, and in particular, Internet products and services in order to generate additional revenues, attract more business customers to our products and services, attract more consumers to our website and respond to competition. Any new product or service we introduce that is not favorably received could damage our reputation and the perception of our brand name. The failure of our new products and services to achieve market acceptance and generate revenue could result in a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Rapid Technological Change

    The Internet is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions, and changing business and consumer customer demands. To be successful, we must adapt to our rapidly changing market by continually enhancing the technologies used in our Internet products and services, and introducing new technology to address the changing needs of our business and consumers. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or business and consumer customer requirements, our business, financial condition and results of operations could be materially adversely affected. See "Business--Technology and Infrastructure."

Risks Associated with Online Commerce Security

    A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. Online commerce on our website relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. The misappropriation of credit card numbers or other proprietary personal information could expose us to a risk of loss or litigation and possible liability. In addition, we may suffer losses as a result of online orders placed with fraudulent credit card data, even though the consumer's payment for such orders has been authorized by the associated financial institution. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions that we process, no cardholder signature is obtained. We may suffer losses as a result of fraudulent use of credit card data in the future, which could have a material adverse effect on our business, financial condition and results of operations. See "Business--Technology and Infrastructure."

Risks Associated with Database Security

    We maintain an extensive geographic database. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise of the methods we use to protect data contained in our database. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches, which could have a material adverse effect on our business, financial condition and results of operations.

Government Regulation and Legal Uncertainties

    There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, domain name registration, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues including intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. Please see "Business--Government Regulation and Legal Uncertainties."

Risks Associated with Year 2000 Issue

    The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. The failure to correct any such programs or hardware could result in system failures or miscalculations causing disruptions of our operations, including, among other things, a temporary inability to process normal business activities. We have performed a preliminary assessment and completed a series of Year 2000 simulation tests on a majority of our IT systems. Based on the results of these tests, we have and will continue to modify or replace portions of our information processing systems so that those systems will properly utilize dates beyond December 31, 1999. We plan to complete the modifications and replacements necessary to correct those systems prior to December 31, 1999. If such modifications and replacements are not made, or are not completed on a timely basis, the Year 2000 Issue could have a material adverse effect on our future operating performance.

    We create products and perform services that interface directly with systems of our clients. There is no guarantee that the systems of our business customers and consumers on which our systems rely will be timely converted and will not experience material business disruptions that could affect us as a result of the Year 2000 problem. Responses of business customers and data suppliers to our inquiries to date indicate that they expect, at this time, to be compliant by the Year 2000 based on their progress to date. However, the inability of a substantial number of our business customers and data suppliers to complete their Year 2000 compliance could cause significant disruptions in our ability to provide services to business customers and consumers. Moreover, the inability of a substantial number of our business customers and data suppliers to complete their Year 2000 compliance could cause them to reduce spending on interactive marketing programs. Either event could have a material adverse effect on our business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

Future Capital Needs; Uncertainty of Additional Financing

    Since the launch of mapquest.com in 1996, we have experienced negative cash flow from our Internet-related operations and expect to continue to do so for the foreseeable future. We currently anticipate that the net proceeds from this offering, together with available funds, will be sufficient to meet our anticipated needs for at least the next 12 months. We may need to raise additional funds in the future in order to fund more aggressive marketing programs or to acquire complementary businesses, technologies or services. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, stockholders may experience significant dilution of their ownership interest and such securities may have rights senior to those of the holders of our common stock. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our products and business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Risks Associated with Potential Acquisitions or Investments

    From time to time, we have had discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. However, we have no present understanding or agreement relating to any such acquisition or investment. If we make an acquisition, we could have difficulty assimilating the acquired company's operations and personnel. If we make other types of acquisitions, we could have difficulty in assimilating any acquired products, services, and technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially adversely affect our business, financial condition and results of operations due to increased operating expenses and charges, such as amortization of goodwill.

Shares Eligible for Future Sale

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market following this offering, or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Please see "Shares Eligible for Future Sale."

Control by Officers, Directors and Affiliated Entities

    Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately % of our common stock following this offering. These stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could have a material adverse effect on our stock price. Please see "Management" and "Principal Stockholders."

Anti-takeover Provisions

    Certain provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Please see "Description of Capital Stock."

Lack of Prior Public Market and Possible Volatility of Stock Price

    Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market may become. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of the market price for the common stock that will prevail in the trading market. The market price of the common stock may decline below the initial public offering price. The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, securities class action litigation has often been instituted against a company following periods of volatility in the market price of such company's securities. If instituted against us, regardless of the outcome, such litigation could result in substantial costs and diversion of our management's attention and resources and have a material adverse effect on our business, financial condition and results of operations. Please see "Underwriting."

Dilution

    The initial public offering price per share will exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will incur immediate and substantial dilution in their investments. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. Please see "Dilution."

Broad Discretion in Use of Proceeds

    Our management will have broad discretion with respect to the expenditure of proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Please see "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to MapQuest from the sale of the shares offered by this
prospectus are estimated to be $          ($          if the over-allotment
option is exercised in full) at an assumed initial public offering price of
$        per share and after deducting the underwriting discount and estimated offering expenses payable by MapQuest.

    MapQuest intends to use $8,332,036 of the net proceeds to redeem the 1,354,802 outstanding shares of MapQuest's Series B preferred stock. MapQuest intends to use the remaining net proceeds for expansion of sales and marketing, for product development, for working capital and for other general corporate purposes. A portion of the net proceeds also may be used to acquire or invest in complementary businesses, products or services. MapQuest has not yet determined the amount of net proceeds to be used specifically for each of the preceding purposes. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending use of the net proceeds for the above purposes, MapQuest intends to invest such funds in short-term, interest-bearing, investment-grade securities. See "Description of Capital Stock-- Preferred Stock" and Note 5 to the Financial Statements.

                                DIVIDEND POLICY

    MapQuest has never declared or paid any cash dividends on its common stock. MapQuest intends to retain any future earnings to support operations and to finance the growth and development of MapQuest's business and does not anticipate paying cash dividends for the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth, as of December 31, 1998, the capitalization of MapQuest (i) on an actual basis, (ii) on a pro forma basis to reflect (a) the reclassification as a liability of the Series B preferred stock, which will be redeemed upon the closing of this offering, and (b) the automatic conversion of all outstanding shares of Series A preferred stock and Series C preferred stock into 10,045,354 shares of common stock upon the closing of this offering, and (iii) on a pro forma as adjusted basis to give effect to the sale of the shares offered by this prospectus at an assumed initial public offering price of $ per share, after deducting the underwriting discount and the estimated offering expenses payable by MapQuest. This information should be read together with MapQuest's financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

                                                      December 31, 1998
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (In thousands)
Payment to redeem Preferred Stock--Series B.... $    --   $  8,332
Cumulative Redeemable Preferred Stock
 Series B Preferred Stock, par value $0.01 per
   share, nonvoting, $6.15 per share redemption
   value, aggregate liquidation preference of
   $8,332,036. 2,000,000 shares authorized;
   1,354,802 shares issued and outstanding,
   actual; no shares issued and outstanding pro
   forma or pro forma as adjusted..............    8,332       --
Convertible Redeemable Preferred Stock
 Series A Preferred Stock, par value $0.01 per
   share voting, $1.00 per share redemption
   value, aggregate liquidation preference of
   $6,550,000. 6,550,000 shares authorized;
   6,550,000 shares issued and outstanding,
   actual; no shares issued and outstanding pro
   forma or pro forma as adjusted..............    6,550       --
 Series C Preferred Stock, par value $0.01 per
   share voting, $3.51 per share redemption
   value, aggregate liquidation preference of
   $12,268,292. 3,800,000 shares authorized;
   3,495,354 shares issued and outstanding,
   actual; no shares issued and outstanding pro
   forma or pro forma as adjusted..............   11,595       --
Notes receivable for convertible preferred
  stock........................................     (291)      --
Stockholders' Equity (Deficit)
 Preferred stock, par value $0.01 per share.
   5,000,000 shares authorized, no shares
   issued and outstanding, actual, pro forma or
   pro forma as adjusted.......................      --        --
 Common stock, par value $0.001 per share.
   20,000,000 shares authorized, 124,455 shares
   issued and outstanding, actual; 10,170,289
   shares issued and outstanding pro forma, and
        shares issued and outstanding pro forma
   as adjusted(1)..............................      --         10
 Notes receivable for convertible preferred
   stock.......................................      --       (291)
 Additional paid-in capital....................      140    18,275
 Retained deficit..............................  (19,908)  (19,908)
                                                --------  --------
 Total stockholder's deficit...................  (19,768)   (1,914)
                                                --------  --------
   Total capitalization........................ $  6,418  $  6,418
                                                ========  ========     =======

--------
(1) Based on shares of common stock outstanding as of December 31, 1998. Excludes (i) 1,795,426 shares of common stock issuable upon exercise of options outstanding at December 31, 1998, with a weighted average exercise price per share of $0.69; (ii) 233,750 shares of common stock issuable upon exercise of options outstanding at December 31, 1998, with an exercise price of the per share price of this offering; (iii) 193,500 shares of common stock issuable upon exercise of options granted since December 31, 1998, with an exercise price of the per share price of this offering, (iv) 75,335 shares of common stock reserved for future issuance under MapQuest's stock option plan,
  (iv) 857,264 shares of common stock issuable upon exercise of warrants outstanding at December 31, 1998, with a weighted average price of $1.84, (v) 1,000,000 shares of common stock that have been reserved for issuance under MapQuest's 1999 omnibus stock plan, and (vi) 1,000,000 shares of common stock that have been reserved for issuance under MapQuest's 1999 employee stock purchase plan. See "Management--Employee Benefit Plans" and Note 6 to the Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of MapQuest as of December 31, 1998,
after giving effect to the conversion of preferred stock, was $   million, or
$    per share of common stock. "Pro forma net tangible book value per share"
is determined by dividing the number of outstanding shares of common stock into the net tangible book value of MapQuest (total tangible assets less total liabilities). After giving effect to the application of the estimated net proceeds from the sale of the shares of common stock offered by this prospectus
(based upon an assumed initial public offering price of $    per share and
after deducting the underwriting discounts and estimated offering expenses payable by MapQuest), the pro forma net tangible book value of MapQuest as of
December 31, 1998 would have been $    million, or $    per share. This
represents an immediate increase in net tangible book value of $    per share
to existing stockholders and an immediate dilution of $    per share to new
investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

      Assumed initial public offering price............................
       Pro forma net tangible book value as of December 31, 1998.......
       Pro forma increase in net tangible book value attributable to new investors.................................................
      Pro forma net tangible book value per share after this offering..
      Pro forma dilution per share to new investors....................

    The following table summarizes on a pro forma basis, as of December 31, 1998, the number of shares of common stock purchased from MapQuest, the total consideration paid to MapQuest and the average price per share paid by the existing stockholders and by the investors purchasing shares of common stock in this offering:

                                       Shares
                                     Purchased    Total Consideration    Average
                                   -------------- --------------------- Price Per
                                   Number Percent  Amount     Percent     Share
                                   ------ ------- ---------  ---------- ---------
                                             %        $          %          $
Existing stockholders.............
New Investors(1)..................
                                   -----   -----  ---------   ---------   -----
  Total...........................
                                   =====   =====  =========   =========   =====

--------
(1) If the underwriters' over-allotment is exercised in full, the number of
    shares held by new investors will increase to        , or   % of the total
    shares of common stock to be outstanding after this offering.

    The foregoing tables and computations assume no exercise of any outstanding stock options or warrants. Based on shares of common stock outstanding as of December 31, 1998. Excludes (i) 1,795,426 shares of common stock issuable upon exercise of options outstanding at December 31, 1998, with a weighted average exercise price per share of $0.69 per share, (ii) 233,750 shares of common stock issuable upon exercise of options outstanding at December 31, 1998, with an exercise price of the per share price of this offering, (iii) 193,500 shares of common stock issuable upon exercise of options granted since December 31, 1998, with an exercise price of the per share price of this offering, (iv) 75,335 shares of common stock reserved for future issuance under MapQuest's 1995 stock option plan, (v) 857,264 shares of common stock issuable upon exercise of warrants outstanding at December 31, 1998, with a weighted average price of $1.84, (vi) 1,000,000 shares of common stock that have been reserved for issuance under the 1999 omnibus stock plan, and (vii) 1,000,000 shares of common stock that have been reserved for issuance under MapQuest's employee stock purchase plan. See "Management--Employee Benefit Plans" and Note 6 to the Financial Statements.

                            SELECTED FINANCIAL DATA

    The following selected financial data set forth below should be read together with the financial statements and the notes relating to those statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected financial data set forth below for each of the years ended December 31, 1996, 1997 and 1998 and at December 31, 1997 and 1998 are derived from financial statements of MapQuest, audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The selected financial data for the year ended December 31, 1995 and at December 31, 1994, 1995 and 1996 are derived from financial statements of MapQuest audited by Ernst & Young LLP, which are not included in this prospectus. The selected financial data for the year ended December 31, 1994 are derived from the unaudited financial statements of MapQuest, which are not included in this prospectus.

                                         Year Ended December 31,
                                ----------------------------------------------
                                 1994     1995      1996      1997      1998
                                -------  -------  --------  --------  --------
                                  (In thousands, except per share data)
Statement of Operations Data:
Revenues
  Business....................  $ 4,226  $ 3,095  $  7,020  $  4,763  $  6,536
  Consumer....................      --       --        140     1,276     1,376
  Digital mapping.............    6,243   10,982    12,417    15,377    16,805
                                -------  -------  --------  --------  --------
    Total revenues............   10,469   14,077    19,577    21,416    24,717
                                -------  -------  --------  --------  --------
Costs of revenues.............    9,189    8,556    12,320    15,302    17,646
                                -------  -------  --------  --------  --------
Gross profit..................    1,280    5,521     7,257     6,114     7,071
Operating expenses
  Sales and marketing.........    3,027    2,738     4,455     7,257     5,244
  Product development.........      642    1,395     2,619     5,048     2,954
  General and administrative..    1,897    1,373     1,902     1,811     2,326
                                -------  -------  --------  --------  --------
    Total operating expenses..    5,566    5,506     8,976    14,116    10,524
                                -------  -------  --------  --------  --------
Operating income (loss).......   (4,286)      15    (1,719)   (8,002)   (3,453)
Interest income and expense,
  net.........................      (72)     271       199       136        54
Other income..................      168      258       244       267       244
                                -------  -------  --------  --------  --------
Income (loss) before provision
  for income taxes(1).........   (4,190)     544    (1,276)   (7,599)   (3,155)
Provision for income
  taxes(1)....................      --        20       --        --        --
                                -------  -------  --------  --------  --------
Net income (loss).............   (4,190)     524    (1,276)   (7,599)   (3,155)
Less preferred stock dividends
  and accretion...............      (10)    (458)     (525)     (623)     (667)
                                -------  -------  --------  --------  --------
Net income (loss) applicable
  to common stockholders......  $(4,200) $    66  $ (1,802) $ (8,222) $ (3,822)
                                =======  =======  ========  ========  ========
Basic earnings (loss) per
  share.......................      --      2.13    (23.87)  (106.48)   (32.64)
Diluted earnings (loss) per
  share.......................      --       .01    (23.87)  (106.48)   (32.64)
Shares used to compute basic
  earnings (loss) per share...      --        31        75        77       117
Shares used to compute diluted
  earnings (loss) per share...      --     7,153        75        77       117
Pro forma basic and diluted
  loss per share(2)(3)........                                        $  (0.36)
                                                                      ========
Shares used to compute pro
  forma basic and diluted loss
  per share(2)(3).............                                          10,162
                                                                      ========

                                              December 31,
                            ---------------------------------------------------
                                                                         Pro
                             1994   1995   1996      1997      1998    Forma(3)
                            ------ ------ -------  --------  --------  --------
                                             (In thousands)
Balance Sheet Data:
  Cash and cash
    equivalents............ $4,646 $4,619 $ 1,904  $  2,482  $    564
  Working capital..........  5,687  6,066   4,085     7,460     4,301
  Total assets.............  9,169  9,601   9,526    13,221    11,450
  Long-term obligations,
    less current portion...    --     --      --         48       --
  Redeemable preferred
    stock..................  6,486  6,877   7,331    25,711    26,186
  Stockholders' equity
    (deficit)..............     89    213  (1,553)  (16,237)  (19,768)

--------
(1) See Note 8 to the Financial Statements for an explanation of MapQuest's ability to utilize net operating loss and research and development tax credit carryforwards.
(2) See Note 7 to the Financial Statements for an explanation of the method used to determine the number of shares used to compute historical and pro forma basic and diluted loss per share.
(3) Pro forma gives effect to the completion of this offering and the application of the net proceeds from this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following section contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors set forth under Risk Factors and elsewhere in this prospectus. The following discussion also should be read together with our financial statements and the notes to those statements included elsewhere in this prospectus.

Overview

    MapQuest is a leading online provider of mapping and destination information. MapQuest provides comprehensive online mapping solutions to businesses and provides customized maps, destination information and driving directions to consumers. MapQuest has three lines of business: Internet business products and services, Internet consumer products and services and digital mapping products and services.

    MapQuest was formed in 1967 as a business unit of R.R. Donnelley & Sons Company. In 1994, R.R. Donnelley & Sons Company created a subsidiary into which it transferred the MapQuest business unit. Also in 1994, MapQuest sold shares to third parties. R.R. Donnelley & Sons Company sold all of its shares of MapQuest to third parties in 1998. See "Certain Transactions."

    Since 1967, MapQuest has provided traditional cartographic products and services. In 1989, MapQuest began offering digital mapping products and services and, beginning in 1991, MapQuest introduced map-enabling computer integration services which evolved into online mapping and routing applications. During the first quarter of 1996, MapQuest launched mapquest.com and initiated sales and marketing efforts to build brand awareness and to generate advertising revenues from its website. In the third quarter of 1996, MapQuest began providing online mapping and destination information products and services from its website to companies with an Internet presence and to portal websites (high-traffic websites offering users a wide range of information and services on their websites). In 1997, MapQuest increased its focus on its Internet business and consumer lines of business by devoting significant resources to mapquest.com and to its other Internet products and services. During the fourth quarter of 1997 and the first quarter of 1998, MapQuest decreased its Internet-related sales and marketing activities as it revised its overall business strategy. During the remainder of 1997, MapQuest continued its product development efforts and increased its sales and marketing efforts across all of its lines of business. During the second quarter of 1998, MapQuest introduced its MapQuest Enterprise Server. As part of its Internet strategy, MapQuest appointed a new chief executive officer in the second half of 1998.

    MapQuest derives its revenues from the following three lines of business:

    Business Products and Services. MapQuest provides Internet products and services to companies with an Internet presence and to portal websites. These companies typically contract for MapQuest's services on an annual basis in consideration for service fee based on usage and an initial set-up fee. MapQuest recognizes service fees ratably over the period of the service. In addition, MapQuest recognizes revenues from the set-up fee upon completion of the related installation services (which typically are completed in less than a month). With respect to MapQuest Enterprise Server, MapQuest licenses its data and sub-licenses certain third-party data to its business customers. Revenues for software and data licenses relating to MapQuest Enterprise Server and other licensed products are recognized upon delivery of the product. In addition, under certain agreements, there is a revenue sharing arrangement for advertising revenues generated by a MapQuest business customer's website. Any revenues MapQuest receives from these revenue sharing arrangements are recognized by MapQuest upon notification by its business customers of advertising revenues on their websites. However, revenues from these arrangements have not been material to date. Further, under those agreements where MapQuest has a maintenance or upgrade obligation, MapQuest recognizes revenue for these obligations over the period of the obligation. Revenues from systems integration contracts, typically long-term fixed-price contracts, are recognized on the percentage-of-completion method, measured by the percentage of labor hours incurred to date of estimated total labor hours for each contract. MapQuest has also historically provided business products and services for non-Internet applications by licensing software and data and by providing professional services on a time and materials basis or a fixed fee basis. Revenues for non-Internet applications as a percent of business products and services revenues has declined over the last three years and, in 1998, they accounted for less than 10.0% of revenues from the business products and services line of business. Revenues from all other services provided are recognized when the services are rendered or delivery of the product is made. Revenues from MapQuest's business products and services line of business accounted for 26.4% of total revenues in 1998.

    Consumer Products and Services. Through mapquest.com, MapQuest derives revenues primarily from the sale of advertising and sponsorships. Advertising rates vary depending on whether the advertisements are delivered to a general audience or a targeted audience based on specific geographic location. Advertising revenues are typically recognized ratably over the period in which the advertisements are displayed, provided that no significant obligations remain and the collection of the resulting receivable is probable. The average term of MapQuest's advertising contracts is between one to two months. In certain instances MapQuest guarantees its advertisers a certain level of impressions (times that a particular advertisement is delivered to users) on mapquest.com. If the guaranteed impressions are not met, MapQuest defers recognition of the corresponding revenue until the guaranteed impressions are achieved. Sponsorship contracts may have longer terms and may allow sponsors to be exclusive sponsors of portions of mapquest.com or particular advertising categories. Barter transactions, in which MapQuest received advertising or other goods and services in exchange for content or advertising on mapquest.com, accounted for no more than 2.0% of total revenue in each of 1996, 1997 and 1998. Revenues from MapQuest's consumer products and services business line accounted for 5.6% of total revenues in 1998.

    Digital Mapping Products and Services. In its digital mapping business, MapQuest derives substantially all of its revenues from providing digital mapping services to businesses and from the sale of mapping products to distributors, retailers and corporate customers. MapQuest typically receives fees and payments on a time and materials basis or a fixed fee basis. Revenues from these services are recognized when the services are rendered. In addition, revenues from long-term contracts are recognized on the percentage-of-completion method, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract. MapQuest also licenses software and data for a license fee and/or royalties. License fees are recognized upon delivery of the software and data. Royalty revenue is recognized upon payment received. Revenues from all other services provided are recognized when the services are rendered. In the sale of mapping products, MapQuest is paid negotiated amounts, depending on volume, from retailers and distributors, subject to minimum sales and certain return arrangements. Revenues from MapQuest's digital mapping line of business accounted for approximately 68.0% of total revenues in 1998.

Year ended December 31, 1997 compared to year ended December 31, 1998

 Revenues

    Total revenues increased by $3.3 million from $21.4 million in 1997 to $24.7 million in 1998. Revenue for the top 10 customers of MapQuest as a percent of total revenue decreased from 44.5% in 1997 to 27.2% in 1998.

    Business Revenues. Business revenues increased by $1.7 million from $4.8 million in 1997 to $6.5 million in 1998. This increase was primarily due to an increase in the number of businesses using MapQuest's products and services and the introduction of additional products and services. In addition, during 1998 MapQuest introduced its Enterprise Solutions products and services. MapQuest expects its business products and services revenues to become a greater percentage of its total revenue in the future. As a percent of total revenues, business revenues increased from 22.2% in 1997 to 26.4% in 1998.

    Consumer Revenues. Consumer revenues increased $0.1 million from $1.3 million in 1997 to $1.4 million in 1998. This increase was due to increased advertising sales, including advertisements placed on its website and sponsorship advertisements. During 1998, MapQuest changed its third-party advertising sales representative organization. Consequently, MapQuest did not recognize revenues from third-party advertising sales representative organizations during this transition. MapQuest expects to continue to derive revenue from selling advertisements on mapquest.com and also expects that revenues from its consumer business will increase as a percentage of its total revenue. As a percent of total revenues, consumer revenues decreased from 6.0% in 1997 to 5.6% in 1998.

    Digital Mapping Revenues. Digital mapping revenues increased by $1.4 million from $15.4 million in 1997 to $16.8 million in 1998. This increase was primarily due to increased sales of printed products, including the National Geographic Road Atlas and the National Geographic American Road. MapQuest expects digital mapping revenues will decrease as a percentage of total revenue as MapQuest believes the growth in this business line to be slower than that of the Internet consumer and business line of business. As a percent of total revenues, digital mapping revenues decreased from 71.8% in 1997 to 68.0% in 1998.

 Cost of Revenues

    Cost of revenues consists primarily of compensation for operations personnel and related operations costs, including depreciation of operating assets, third-party royalties, print and paper costs for printed products, and subcontractor costs. Cost of revenues increased by $2.3 million from $15.3 million in 1997 to $17.6 million in 1998 primarily due to the increased cost of printed products for distributors, retailers and corporate customers, including National Geographic, and higher depreciation costs associated with computer hardware purchases.

 Operating Expenses

    Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, travel related expenses, sales promotion expenses, public relations expenses and costs of marketing materials. Sales and marketing expenses decreased by $2.1 million from $7.3 million in 1997 to $5.2 million in 1998. This decrease reflects lower promotional costs and personnel expenses as MapQuest implemented expense reduction efforts in early 1998. MapQuest expects to incur significant increased sales and marketing expenses on an absolute dollar basis and as a percentage of revenues as it hires additional sales and marketing personnel and as it expands its sales and marketing campaigns.

    Product Development. Product development expenses are primarily the costs of developing new products and services and modifying existing products and services, including software and data. These expenses consist primarily of salaries for product development personnel and related expenses, contract labor expense, and consulting fees. Product development expenses decreased by $2.0 million from $5.0 million in 1997 to $3.0 million in 1998. The decrease from 1997 to 1998 was primarily due to decreases in personnel and related expenses as MapQuest implemented expense reduction efforts in early 1998. MapQuest plans to increase product development expenditures significantly for MapQuest's business and consumer products and services in absolute dollars in future periods.

    General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for MapQuest's executive, accounting and administrative personnel, professional services and other general corporate expenses. These expenses increased by $0.5 million from $1.8 million in 1997 to $2.3 million in 1998. The increase from 1997 to 1998 was primarily due to costs associated with the hiring of a new Chief Executive Officer and for additional professional services. MapQuest anticipates hiring additional personnel and incurring additional costs related to being a publicly held entity, including directors' and officers' liability insurance, investor relations programs and professional service fees.

 Interest Income and Expense, Net

    Interest income was $0.1 million in 1997 and 1998.

 Other Income

    Other income decreased $0.1 million from $0.3 million in 1997 to $0.2 million in 1998. This decrease was primarily due to lower equity in the earnings of a joint venture that serves a number of automobile clubs with trip routing services.

  Income Taxes

    MapQuest paid no income taxes in 1997 or 1998. MapQuest has incurred a net loss for each period since incorporation, except for 1995. As of December 31, 1998, MapQuest had approximately $11.7 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2009. Due to the uncertainty of future profitability, a valuation allowance equal to the deferred tax asset has been recorded. Certain changes in ownership resulting from transactions among MapQuest's stockholders and sales of common stock may limit the future annual realization of the tax net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986, as amended.

Year ended December 31, 1996 compared to year ended December 31, 1997

 Revenues

    Total revenues increased $1.8 million from $19.6 million in 1996 to $21.4 million in 1997. Revenue for the top ten customers of MapQuest as a percent of total revenue declined from 58.3% in 1996 to 44.5% in 1997.

    Business Revenues. Business revenues decreased $2.2 million from $7.0 million in 1996 to $4.8 million in 1997 as MapQuest transitioned its focus from non-Internet client/server based products and services to Internet products and services.

    Consumer Revenues. Consumer revenues increased $1.2 million from $0.1 million in 1996 to $1.3 million in 1997. This increase was primarily due to increased advertising sales on mapquest.com.

    Digital Mapping Revenues. Digital mapping revenues increased $3.0 million from $12.4 million in 1996 to $15.4 million in 1997. The increase reflects increased sales from printed products for retail, wholesale and corporate customers, particularly the introduction of the National Geographic Road Atlas.

 Cost of Revenues

    Cost of revenues increased $3.0 million from $12.3 million in 1996 to $15.3 million in 1997, primarily due to the increased costs of printed products for distributors, retailers and corporate customers and increased costs for operational personnel and related costs.

 Operating Expenses

    Sales and Marketing. Sales and marketing expenses increased by $2.8 million from $4.5 million in 1996 to $7.3 million in 1997. This increase was primarily due to increased expenses for the hiring of additional personnel and for increased promotional expenses.

    Product Development. Product development expenses increased $2.4 million from $2.6 million in 1996 to $5.0 million in 1997. This increase was primarily the result of the development of the National Geographic Road Atlas and the hiring of additional personnel for MapQuest Internet products and services.

    General and Administrative. General and administrative expenses decreased $0.1 million from $1.9 million in 1996 to $1.8 million in 1997. This decrease was primarily due to lower personnel costs.

  Interest Income and Expense, Net

    Interest income decreased by $0.1 million from $0.2 million in 1996 to $0.1 million in 1997. The decrease from 1996 to 1997 was the result of changes in average cash and cash equivalent balances.

  Other Income

    Other income remained relatively constant at $0.2 million in 1996 and in 1997.

  Income Taxes

    MapQuest paid no income taxes in 1997. Income taxes paid in 1996 were less than $0.1 million.

Selected Unaudited Quarterly
Results of Operations

    The following table sets forth selected unaudited quarterly statement of operations data for the eight quarters ended December 31, 1998. The selected statement of operations data has been prepared substantially on the same basis as the financial statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth in the data. The quarterly data should be read together with the financial statements and the notes to those statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results to be expected in any future period.

                                                         Quarter Ended
                          -----------------------------------------------------------------------------
                          March 31, June 30,  Sept. 30, Dec. 31,  March 31, June 30, Sept. 30, Dec. 31,
                            1997      1997      1997      1997      1998      1998     1998      1998
                          --------- --------  --------- --------  --------- -------- --------- --------
                                                   (Unaudited, in thousands)
Revenues
 Business...............   $1,192   $ 1,054    $ 1,251  $ 1,266    $1,720    $1,334   $1,834   $ 1,648
 Consumer...............      117       180        465      514       292       259      245       580
 Digital Mapping........    4,093     3,593      3,758    3,933     3,538     4,729    3,896     4,642
                           ------   -------    -------  -------    ------    ------   ------   -------
 Total revenues.........    5,402     4,827      5,474    5,713     5,550     6,322    5,975     6,870
                           ------   -------    -------  -------    ------    ------   ------   -------
Costs of revenues.......    3,479     3,574      3,994    4,255     3,654     4,618    4,283     5,091
                           ------   -------    -------  -------    ------    ------   ------   -------
Gross profit............    1,923     1,253      1,480    1,458     1,896     1,704    1,692     1,779
Operating expenses
 Sales and marketing....    1,351     1,718      1,990    2,198     1,483     1,067    1,163     1,531
 Product development....    1,143     1,633      1,138    1,134       877       813      728       536
 General and
   administrative.......      422       526        440      423       465       527      529       805
                           ------   -------    -------  -------    ------    ------   ------   -------
 Total operating
   expenses.............    2,916     3,877      3,568    3,755     2,825     2,407    2,420     2,872
                           ------   -------    -------  -------    ------    ------   ------   -------
Operating income loss...     (993)   (2,624)    (2,088)  (2,297)     (929)     (703)    (728)   (1,093)
Interest income and
  expense, net..........       17         6         84       52        23        14        8         9
Other income............       49       118         51       26        47        70      117        12
                           ------   -------    -------  -------    ------    ------   ------   -------
Net loss................   $ (927)  $(2,500)   $(1,953) $(2,219)   $ (859)   $ (619)  $ (603)  $(1,074)
                           ======   =======    =======  =======    ======    ======   ======   =======

    MapQuest's total revenues fluctuated on a quarter to quarter basis during the periods presented primarily due to changes in the mix of products and services sold. During the quarter ended March 31, 1998, MapQuest recognized business revenues of $0.4 million resulting from the license of its software and data to a third-party. During the quarter ended March 31, 1998, revenues from MapQuest's consumer line of business decreased as a result of difficulties with its then third-party advertising sales organization. During the quarter ended September 30, 1997, MapQuest began recognizing digital mapping revenues attributable to an agreement entered into with National Geographic Holdings, Inc. to develop and publish mapping products for retail distribution with the National Geographic brand name. During the quarter ended June 30, 1998, MapQuest began providing the American Road Atlas to National Geographic for sale to its members. This resulted in increased digital mapping revenues partially offset by increased cost of revenues relating to print and paper costs for printed product.

    During the quarters ended December 31, 1997 and March 31, 1998, MapQuest temporarily reduced its sales and marketing and product development activities, including reducing its headcount, as it revised its overall business strategy. As part of its revised Internet strategy, MapQuest reduced its non-Internet product development activities in the quarter ended December 31, 1998. During the same quarter, MapQuest incurred additional general and administrative expenses in connection with hiring its Chief Executive Officer.

    As a result of MapQuest's relatively recent focus on the Internet and the emerging nature of the Internet markets in which it competes, MapQuest is limited in its ability to accurately forecast its revenue. MapQuest's current and future expense levels are based largely on its estimates of future revenue and are to a large extent fixed. Accordingly, MapQuest may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and a shortfall in revenue in relation to MapQuest's expectations could have a material adverse effect on MapQuest's business, financial condition and results of operations. In addition, MapQuest currently intends to significantly increase its operating expenses to develop and enhance its technology, to create, introduce and enhance its products and services offerings, to acquire and develop content, to fund increased sales and marketing expenses and to enter into new strategic agreements. To the extent that such expenses precede or are not subsequently followed by increased revenue, MapQuest's business, financial condition and results of operations could be materially adversely affected.

    MapQuest's quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside MapQuest's control. See "Risk Factors--Volatility of Quarterly Operating Results."

Liquidity and Capital Resources

    MapQuest has financed its operations to date primarily through the private placement of equity securities, funds from operations and bank borrowings. As of December 31, 1998, MapQuest had $0.6 million of cash and cash equivalents.

    Net cash used in operating activities was $9.5 million in 1997 and $0.8 million in 1998. In 1997, cash used by operating activities was primarily a result of a net loss and increased working capital. In 1998, cash used by operating activities was primarily a result of a net loss.

    Net cash provided by financing activities was $11.4 million in 1997. In 1997, cash provided by financing activities was primarily attributable to net proceeds from the issuance of convertible preferred stock.

    Net cash used in investing activities was $1.5 million in 1996, $1.3 million in 1997 and $1.1 million in 1998. Cash used in investing activities in each period was primarily related to purchases of property and equipment. In addition, in 1996 MapQuest acquired the assets of a map specialty supplier.

    MapQuest's material capital commitments consisted of obligations under facilities and operating leases (see Note 14 to Financial Statements). Management anticipates that it will experience an increase in its capital expenditures and lease commitments consistent with its anticipated growth in operations, infrastructure and personnel and additional resources devoted to building its brand name and building its marketing and sales force.

    MapQuest has a revolving demand credit facility with First Union Bank, N.A. in the amount of $5,000,000 which bears interest at First Union Bank's prime rate or fixed rates as offered by First Union Bank or LIBOR plus 1.75%. Borrowings are secured by MapQuest's accounts receivable and are limited to the lesser of $5,000,000 or 80% of the net amount of eligible accounts receivable which are within 90 days of invoice. As of December 31, 1998, there were no borrowings under this credit facility.

    MapQuest believes that the net proceeds of this offering, together with its existing cash and cash equivalents and available borrowings, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. There can be no assurance that the underlying assumed levels of revenues and expenses will prove to be accurate. MapQuest may seek additional funding through public or private financings or other arrangements prior to such time. Adequate funds may not be available when needed or may not be available on terms favorable to MapQuest. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result. If funding is insufficient at any time in the future, MapQuest may be unable to develop or enhance its products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on MapQuest's business, financial condition and results of operations.

Year 2000

    The Year 2000 issue is the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, an inability to process transactions, send invoices or engage in similar normal business activities. MapQuest may be affected by Year 2000 issues related to non-compliant information technology ("IT") systems or non-IT systems operated by MapQuest or third parties. MapQuest's IT systems consist of software and data developed either in-house or purchased from third parties, and hardware purchased from vendors.

    State of Readiness. MapQuest has substantially completed a preliminary assessment of its proprietary IT systems and non-IT systems. MapQuest has performed a Year 2000 simulation on a majority of its proprietary systems, products and services to test system and product readiness. Based on the results of its Year 2000 simulation tests, MapQuest has revised and continues to revise its code as necessary to improve the Year 2000 compliance of its proprietary systems. At this point in its assessment, MapQuest is not aware of any Year 2000 problems relating to its proprietary systems that would have a material adverse effect on MapQuest's business, financial condition or results of operations, without taking into account MapQuest's efforts to avoid these problems, although there can be no assurance of this.

    MapQuest has identified all vendors of material hardware and software components of its IT systems, and has contacted its principal vendors of hardware, software and data and is in the process of working with its hardware, software and data providers to assure that MapQuest is prepared for the Year 2000. However, failure by third parties to provide fixes, upgrades or modifications in the products used by MapQuest could disrupt normal operations.

    MapQuest is currently assessing its non-IT systems. At this point in its assessment, MapQuest is not currently aware of any Year 2000 problems relating to these systems which would have a material effect on its business, financial condition or results of operations, without taking into account its efforts to avoid such problems. MapQuest plans to complete its Year 2000 assessment during the summer of 1999.

    Cost. To date, MapQuest has not incurred any material costs in connection with identifying and evaluating Year 2000 compliance issues. Most of its expenses have been related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, MapQuest does not possess the information necessary to estimate the potential costs of the replacement of third party software, hardware or services that are determined not to be Year 2000 compliant. Although MapQuest does not anticipate those amounts will be material, such expenses, if higher than anticipated, could have a material adverse effect on MapQuest's business, financial condition and operating results.

    Risks. Although MapQuest's assessment may be finalized without identifying any additional material non-compliant IT or systems operated by MapQuest or by third parties, a systemic failure beyond the control of MapQuest, such as a prolonged telecommunications or electrical failure is possible. This type of failure could prevent MapQuest from operating its business, prevent users from accessing its website, or change the behavior of advertising customers or persons accessing its website. MapQuest believes that the primary business risks, in the event of such systemic failure, would include but not be limited to, lost advertising revenues, lost business revenues, increased operating costs, loss of customers or persons accessing its website and servers, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract.

    Contingency Plan. As discussed above, MapQuest is engaged in an ongoing Year 2000 assessment. The results of MapQuest's further testing and the responses received from third-party vendors, service providers and customers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

    The following discussion contains forward-looking statements that involve risks and uncertainties. MapQuest's actual results could differ materially from these forward-looking statements as a result of the factors set forth under "Risk Factors" and elsewhere in this prospectus. In addition, the following discussion includes market projections provided by certain research firms identified in this prospectus. This information is based on data, assumptions and methodologies compiled and applied by these firms. These market projections may not be achieved.

Overview

    MapQuest is a leading online provider of mapping and destination information. By leveraging its over 30 years of traditional and digital mapping experience together with its proprietary integration and editing of geographic databases, MapQuest provides comprehensive online mapping solutions to businesses and provides customized maps, destination information and driving directions to consumers. During January 1999, MapQuest delivered over 70.3 million maps and over 13.5 million driving directions through its own website and through third-party websites. According to Media Metrix, Inc., in December 1998 mapquest.com had over 3.3 million unique visitors, making it the number one travel/tourism Internet property in terms of audience reach.

Industry Background

 Growth of the Internet

    The Internet is an increasingly significant global medium for distributing and collecting information, conducting commerce and communicating. International Data Corporation estimates that the number of Internet users worldwide exceeded 69.0 million in 1997 and will grow to over 320.0 million by 2002, representing a compounded annual growth rate of over 35%. According to Forrester Research, Inc., by 2002 approximately 50% of U.S. businesses will have an online presence. The growth of this medium is being driven by a number of factors, including:

  . increased use of personal computers and modems;

  . improvements in network systems and infrastructure;

  . more readily available and lower cost access to the Internet;

  . increased awareness of the Internet among businesses and consumers;

  . increased volume of information and services offered on the Internet;

  . more compelling interactive content available on the Internet; and

  . increased acceptance of conducting transactions online.

 Convergence of the Traditional and Digital Mapping Industries and the Internet

    Geographically-relevant information has traditionally been provided through a variety of reference materials, including road maps, atlases, travel guides, telephone directories and textbooks. According to a 1998 International Map Trade Associations' United States consumer survey, the annual market for published map, atlas and travel guide products in the United States is estimated to be in excess of $1.6 billion. The development of technology has allowed companies to leverage their databases of information across a greater number of platforms such as CD-ROMs, client/server systems and the Internet. Further, with the development of the Internet, users are able to easily and cost-effectively access information on a 24-hour basis. MapQuest believes that the Internet presents a significant opportunity to provide users with comprehensive and reliable geographically relevant information through the delivery of highly customized maps, destination information and driving directions on a real-time basis.

 Online Destination Information for Businesses

    Businesses must be able to cost-effectively communicate their existence and physical locations to potential customers. This information has historically been provided through traditional print media, such as newspapers and the yellow pages, which generally target only narrow geographic audiences and have a limited ability to provide updated destination information that is tailored to the specific routing needs of a potential customer. MapQuest believes that the Internet presents a significant opportunity for businesses to provide potential customers with real-time physical location information and customized driving directions to such locations.

    In addition, highly trafficked websites such as portals, which provide users with a wide range of information and services at a single site, need to continually enhance and expand their functionality to promote and extend usage among existing and new users. Many of these sites have expanded their service offerings through the addition of a variety of features such as stock quotes, news, yellow pages, and mapping and destination information. However, many of these websites do not have the personnel or technical infrastructure necessary to provide this expanded functionality on a cost-effective basis. MapQuest believes that businesses will increasingly seek to outsource products and services to expand the functionality of their websites.

 Online Destination Information for Consumers

    Consumers and travelers have traditionally located businesses and other points of interest by using maps, telephone and general information inquiries. As the availability of travel-related information on the Internet becomes more available, consumers and travelers are increasingly obtaining location information online. MapQuest believes there is a significant opportunity to provide consumers and travelers with easily accessible, reliable and comprehensive door-to-door driving directions available 24 hours a day.

 Geographically Targeted Online Advertising

    Forrester Research, Inc. estimates that online advertising revenues will grow from approximately $1.0 billion in 1998 to approximately $8.1 billion in 2002. Advertisers on the Internet desire cost-effective means of targeting their advertising and direct marketing efforts. MapQuest believes that specific geocentric information provided by a consumer on a real-time basis would improve these efforts.

    MapQuest believes there is a significant opportunity to provide accurate and reliable products and services designed to meet the mapping and destination information needs of businesses and consumers on the Internet. Businesses must be able to accurately direct a potential customer to their physical location(s). Further, to successfully attract and retain users, highly trafficked websites need to continually and cost-effectively expand the functionality of their websites. In addition, consumers using the Internet need a reliable source of real-time customized destination information available 24 hours a day.

The MapQuest.com Solution

    MapQuest is a leading online provider of mapping and destination information for businesses and consumers.

    MapQuest's online products and services enable businesses to:

    . Provide customized maps, destination information and driving directions to potential customers;

    . Expand the functionality of their websites to attract and retain users;

    . Outsource their map-enabling and destination information needs, thereby avoiding a significant portion of the expenses normally associated with establishing and maintaining a map-enabling infrastructure; and

    . Provide potential customers with proximity information regarding which of a business' multiple locations is closest to the potential customer.

    MapQuest's online products and services enable consumers to:

    . Receive maps and destination information on a real-time basis based on specific geocentric parameters provided by the customer;

    . Generate detailed door-to-door driving directions at anytime; and

    . Create and retrieve customized maps based on the consumer's preferences.

    MapQuest is also a leading U.S. provider of traditional and digital mapping products and services to the educational, reference, directory, travel and governmental markets. In addition, companies that incorporate call centers, CD-ROMs or driving direction kiosks into their information delivery strategy require non-Internet customized mapping solutions. MapQuest has developed its map-enabling software to promote the rapid development of mapping applications in these environments.

Strategy

    MapQuest's objective is to be the leading online provider of destination solutions for businesses and consumers. Key elements of MapQuest's strategy include:

    Build Brand Awareness. MapQuest intends to further its position as an industry leader for online destination information for businesses and consumers by enhancing its brand name recognition. In addition to branding on its website, MapQuest currently co-brands its products and services on each of its business customer's websites. MapQuest intends to expand its use of advertising, public relations and other marketing programs designed to promote its global brand and build loyalty among its consumer and business customers. In the future, MapQuest intends to expand both its online and offline marketing programs.

    Expand and Enhance the MapQuest Service. MapQuest intends to continue to broaden and deepen its services by providing comprehensive, cost-effective, accurate and easily accessible information and value-added tools and features. MapQuest is developing product and service enhancements aimed at its business customers, including enhancing their opportunity to offer geographically targeted advertising programs on their websites. MapQuest's planned enhancements to its consumer service include introducing greater personalization functionality to mapquest.com.

    Grow Sales Channels Aggressively. MapQuest intends to build its sales capabilities in order to broaden penetration of its products and services and drive revenues. MapQuest intends to build its direct field sales force to target U.S. and international markets. MapQuest also seeks to develop strategic relationships in the value-added-reseller ("VAR") channels. MapQuest also intends to build its own advertising sales force in order to augment the current third-party representative sales force it engages to sell advertisements on mapquest.com.

    Develop Additional Advertising Opportunities. MapQuest intends to increase and expand its advertising revenue opportunities by offering new methods of targeted advertising based on a consumer's geographic information. MapQuest will leverage consumer-provided information to provide advertisers with the ability to base their advertising and promotions on a consumer's geographic information.

    Leverage Integrated Geographic Data. MapQuest intends to develop new products and services by leveraging the comprehensive integrated geographic databases it has been developing since 1967. MapQuest has utilized proprietary editing software tools to create its geographic data from multiple providers in variety of data formats.

    Pursue International Opportunities. MapQuest believes that significant opportunities exist to leverage MapQuest's products and services internationally. As of December 1998, approximately 10.8% of the maps that MapQuest generates from its own website represent international locations. MapQuest intends to expand its international marketing efforts to gain access to additional business customers seeking to improve the functionality of their websites and consumers seeking online map-related information.

MapQuest Products and Services

 Internet Business


                           Application
  Name of                      and
  Product/Service           Data Host                  Description
  ---------------       ----------------- -------------------------------------
  MapQuest Connect          MapQuest      . Enables businesses to display user-
                                           requested maps based on any
                                           combination of city, state, street
                                           address and ZIP code in the United
                                           States.
  MapQuest InterConnect     MapQuest      . Enhances MapQuest Connect.
                                          . Offers proximity searching,
                                           enabling consumers who visit a
                                           business' website to find the
                                           closest location to a user's point
                                           of origin.
  MapQuest Locator          MapQuest      . Enhances MapQuest InterConnect.
                                          . Enables more advanced proximity
                                           searching by integrating MapQuest
                                           with specific geographic search
                                           parameters contained in its business
                                           customer's database, such as "find
                                           closest gas station with a car
                                           wash."
  MapQuest TripConnect      MapQuest      . Enables businesses to provide
                                           consumers with door-to-door driving
                                           instructions, including a route-
                                           highlighted map, trip mileage and
                                           estimated driving time.
  MapQuest Enterprise       MapQuest      . Provides mapping and routing
    Service                                capability designed primarily for
                                           high volume websites.
                                          . Enables business customers to
                                           integrate generated map pages into
                                           their websites.
  MapQuest Enterprise   Business Customer . Provides mapping and routing
    Server                                 capability designed primarily for
                                           high volume websites.
                                          . Enables business customers to
                                           integrate generated map pages into
                                           websites.
  MapQuest Server for   Business Customer . Provides mapping and routing
    Windows NT                             capability designed primarily for
                                           low volume websites.
                                          . Enables business customers to
                                           customize their own mapping
                                           solutions.



 Internet Consumer

    The mapquest.com website offers several menu options for consumers:

  . Maps--enables map generation either based on detailed supplied information or a more general location request;

  . Driving Directions--provides the most direct route from a point of origin to a destination using a variety of options and formats, including door-to-door, city-to-city, overview map with text, text only or turn-by-turn;

  . Travel Guide--provides access to lodging, dining, city information, weather and build-an-itinerary options for most consumer-requested destinations, all of which can be tailored by the consumer to fit his or her particular information needs;

  . Buy A Map--provides access to the MapStore to buy U.S. and international maps, road atlases, travel guides and other map and travel-related products; and

  . Membership--by becoming a member, the consumer is able to save generated maps, place his or her personalized icons on generated maps that can be stored for future use, receive advance notice of new MapQuest features and enhancements and become eligible for promotional offers.

 Traditional and Digital Mapping Products and Services

    MapQuest publishes or provides the relevant geographic data for printed road maps, atlases, travel guides, hotel and telephone directories, maps used in textbooks and reference books, and CD-ROMs. In addition, MapQuest's products and services include software applications incorporating customized mapping solutions for publishers and producers of CD-ROMs. MapQuest also provides extensive cartography, geographic database development, comprehensive map data maintenance, advanced mapping technology and consultation services to a wide variety of customers on a fee for service basis. MapQuest's traditional and digital mapping customers include National Geographic, Galileo International, Ryder, Exxon, Best Western and the Alamo and National car rental units of Republic Industries.

    MapQuest's product development strategy is to enhance the technology and features of its Internet, client/server network applications and traditional and digital mapping applications and to further expand its core geographical database assets. MapQuest has numerous development projects in process. MapQuest expects to continue to devote substantial resources to its product development activities.

Sales and Marketing

    MapQuest sells its Internet business products and services in the United States through a sales organization of 17 employees as of January 31, 1999. This sales organization consists of 12 direct field salespeople based throughout the United States and 5 telemarketers located at MapQuest's Denver office. In addition, MapQuest sells its Internet products and services through indirect sales channels, including value-added resellers such as Moore Data, SABRE BTS and Three-X Communications.

    Sales of advertisements on mapquest.com have been generated by third-party advertising sales representatives and to a lesser extent by MapQuest's internal advertising sales force, which consisted of two persons as of January 31, 1999.

    MapQuest sells its traditional and digital mapping products through a direct sales force consisting of 11 field salespersons and telemarketers.

    MapQuest markets its products and services online by placing advertisements on third-party websites. In addition, MapQuest advertises through traditional offline media and utilizes public relations campaigns, trade shows and ongoing customer communications programs.

Customers

    As of January 31, 1999, MapQuest had licensed its products and services to over 380 business customers. No one customer accounts for over 10% of MapQuest's overall revenues. The following is a representative list of customers as of December 31, 1998:

  Content Providers                       Telecommunications/Directories
  Excite                                  Ameritech
  Infoseek                                APIL Partnership (Don Tech)
  Lycos                                   GTE
  Ticketmaster-Citysearch                 Pacific Bell
  Yahoo!                                  Southwestern Bell
                                          US West

  Travel/Entertainment
  American Automobile Association         Retail/Services
  American Express                        Blockbuster
  Avis                                    Border's Group
  Bass Hotel and Resorts                  Cybermeals
  Best Western                            Home Depot
  Budget Rent-A-Car                       Kinko's
  Galileo International                   Sears
  Hertz
  Republic Industries
  Ryder Transportation Services           Publishers/Advertising Agencies
  Sabre Group (Travelocity)               Classical Atlas
  Sierra On-Line                          DDB Needham
                                          Harte Hanks
                                          McGraw-Hill
  Media                                   Modem Media . Poppe Tyson
  Denver Post                             R.R. Donnelley
  Los Angeles Times
  National Geographic                     Real Estate
                                          Cendant
  Other                                   Moore Data
  Citgo Petroleum
  Exxon

Technology and Infrastructure

 Geographic Data

    MapQuest has licensed a significant portion of its primary geographic data from a limited number of sources through non-exclusive, short-term contractual arrangements. MapQuest currently relies on United States street level data drawn from the U.S. government and through agreements with NavTech and GDT. Beginning in April 1999, data covering Canada will be supplied by Digital Mapping Technologies, Inc. MapQuest obtains Western European street and major road data from TeleAtlas, NavTech and AND Mapping NV. Major road data for the rest of the world is obtained from AND Mapping NV. If MapQuest lost access to these sources of third-party data or should the terms of these contractual arrangements materially change, MapQuest would need to substitute alternative sources of data or attempt to develop substitute sources of data internally, and MapQuest's business, financial condition and results of operations could be materially and adversely affected.

    MapQuest's own proprietary data assets also support its online and traditional and digital mapping products and services. MapQuest has spent approximately six years developing a United States major road database. MapQuest also maintains a graphical image database that contains over 190,000 archived files to serve as an internal reference library. In addition, MapQuest has developed a suite of international city map data that includes over 300 metropolitan maps and over 500 downtown maps of most major international tourist and business destinations.

 Software and Editing Tools

    MapQuest's proprietary software development toolkit, GeoLocate, employs scalable object-oriented technology and comprises the core tools used to perform high-speed mapping while maintaining high-quality cartographic display. Designed with an open architecture, GeoLocate offers platform flexibility in converting a variety of data formats. GeoLocate has been used in the development of MapQuest's Internet technology, resulting in the creation of a scalable platform that is designed to serve millions of maps and driving directions on a daily basis. An easy-to-use consumer interface overlays MapQuest's variety of integrated data formats and personalization tools, enabling consumers to save and display customized maps and driving directions. MapQuest has also developed numerous software tools and has customized existing commercial applications to create and maintain its digital map databases.

 System Architecture

    Maps and driving directions delivered by MapQuest are generated utilizing a UNIX operating system, Apache web server software and MapQuest's proprietary mapping applications. User activity is distributed and load-balanced across multiple servers via our proprietary software and third-party equipment, which maintain replicated, local storage of underlying software and data, resulting in minimal interdependencies among servers. Each server has its own local storage, and all data and software are replicated across all servers. The system's flexible architecture is designed to be scalable to meet anticipated future demand. In addition to built-in redundancies, MapQuest operates automated internal monitoring tools seven days a week/24 hours a day and independent third parties continuously monitor MapQuest's website from at least 10 different cities on at least eight different national Internet backbone providers.

    MapQuest's network, hosting facilities, internal architecture and monitoring are deployed to provide high availability, efficiency and redundancy. MapQuest's Internet map and driving direction applications are located in Denver, Colorado in a Qwest Communications Cyber Center hosting facility tied to Qwest's nationwide, dedicated high speed OC-48 IP network. mapquest.com is connected to Qwest's backbone via Cisco routers and multiplexers. Qwest does not guarantee that our Internet access will be uninterrupted, secure, or error free and MapQuest's operations are dependent on Qwest's ability to protect its and MapQuest's systems against damage from fire, power loss, water damage, telecommunications failure, vandalism, and other malicious acts. Any disruption in the Internet access provided by Qwest could have a material adverse effect on MapQuest's business, financial condition and results of operations.

Competition

    The markets for MapQuest's products and services are highly competitive. MapQuest competes for customers with companies offering online map-enabling technology and publishers and distributors of traditional print media that use or license their content for use on the Internet, commercial publishing companies, corporate materials and information market companies, and governmental authorities.

    MapQuest expects competition to continue to increase because these markets, particularly the markets for Internet-related products and services, pose no substantial barriers to entry. Competition may also increase as a result of industry consolidation. In addition, MapQuest's licensees may develop products and services that are equal or superior to MapQuest's or that achieve greater market acceptance than those of MapQuest. Similarly there can be no assurance that MapQuest's data suppliers will not develop products and services competitive with those of MapQuest or will continue licensing data to MapQuest. Increased competition could result in reduced markets, loss of market share or less traffic to MapQuest's website, any of which could have a material adverse effect on MapQuest's business, financial condition and results of operations.

    MapQuest believes that its ability to compete depends upon many factors, many of which are beyond its control. These factors include MapQuest's ability to provide depth and accuracy of destination information, to increase its sales force and to implement its sales and marketing initiatives, the introduction and acceptance of new and enhanced products and services developed either by MapQuest or its competitors and the ease of use of products and services developed either by MapQuest or its competitors.

Government Regulation

    There is an increasing number of laws and regulations pertaining to the Internet including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing.

    Privacy Concerns. Government agencies are considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing websites. While MapQuest has implemented and intends to implement additional programs, designed to enhance the protection of the privacy of its users, these programs may not conform with any regulations adopted by these agencies. In addition, these regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from users, which could have an adverse effect on MapQuest's ability to provide advertisers with geocentric information. The European Union (the "EU") has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. The directive may adversely affect the activities of entities such as MapQuest that plan to engage in data collection from users in EU member countries.

    Liability for Information Retrieved from mapquest.com and from the Internet. Content may be accessed on mapquest.com or on the websites of MapQuest's business customers, and this content may be downloaded by users and subsequently transmitted to others over the Internet which could result in claims against MapQuest based on a variety of theories, including negligence, copyright, patent or trademark infringement. It is also possible that if any destination information provided on or through mapquest.com contains errors, third parties could make claims against MapQuest for losses incurred in reliance on such information. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on MapQuest's business, financial condition and results of operations.

    Internet Taxation. A number of legislative proposals would impose additional taxes on the sale of goods and services over the Internet which may substantially impair the growth of commerce on the Internet and, as a result, adversely affect MapQuest's opportunity to derive financial benefit from these activities.

    Domain Names. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. Although MapQuest has applied to register "mapquest.com" as a trademark, third parties may bring claims for infringement against MapQuest for the use of this trademark. There can be no assurance that MapQuest's domain name will not lose its value, or that MapQuest will not have to obtain entirely new domain names in addition to or in lieu of its current domain names if reform efforts result in a restructuring in the current system.

    Jurisdictions. Due to the global nature of the Internet, it is possible that, although transmissions by MapQuest over the Internet originate primarily in Denver, the governments of other states and foreign countries might attempt to regulate MapQuest's business activities. In addition, as MapQuest's service is available over the Internet in multiple states and foreign countries, these jurisdictions may require MapQuest to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject MapQuest to taxes and other regulations.

Intellectual Property

    We rely upon a combination of patent, trademark, copyright law, trade secret protection and contractual restrictions with employees, customers, partners and others to protect our proprietary rights. We do not currently hold any patents, but we have filed one patent application with the United States Patent and Trademark Office, and intend to file a second patent application in the near future. There can be no assurance that our patent applications will be approved and, if approved, that they will not be successfully challenged by others or invalidated through administrative process or litigation. Patent, trademark, copyright and trade secret protection may not be available in every country in which our products and services are distributed or made available. If we fail to adequately protect our proprietary rights, our business, financial condition and results of operations could be materially and adversely affected.

    Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any of our proprietary rights or those of other companies within the industry. Despite our efforts to protect our proprietary rights, third parties may infringe or misappropriate these rights, which could result in a material adverse effect on our business, financial condition and results of operation.

    Currently we are a defendant in two pending litigations involving allegations of infringements of third-party patents by our technologies. Both litigations are in the early stages. While we intend to defend these actions vigorously, our efforts may not be successful. In addition, in the ordinary course of business we have been, and we expect to continue to be, subject to claims, including claims of alleged infringement of the patents, trademarks and other proprietary rights of third parties. We expect that infringement claims in our markets will increase in number as more participants enter the market. These claims and any resultant litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, such litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially adversely affect our business, financial condition and results of operations. Any claims from third parties may also result in limitation on our ability to use the trademarks, patents, copyrights and other intellectual property subject to such claims unless we enter into agreements with the third parties responsible for such claims, which may be unavailable on commercially reasonable terms.


Employees

    As of January 31, 1999, MapQuest employed 222 persons, including 63 cartographers, 16 GIS/database analysts, 59 software/systems/Internet engineers, 46 persons in sales, marketing and customer-support, and 38 persons in general and administrative areas. None of MapQuest's employees is represented by a labor union and MapQuest believes it has good employee relations.

    MapQuest believes that its future success will depend in part on its continued ability to attract, integrate, retain and motivate highly qualified sales, technical, and managerial personnel, and upon the continued service of MapQuest's senior management and key sales and technical personnel. MapQuest may not successfully attract, integrate, retain and motivate a sufficient number of qualified personnel to conduct its business in the future. Please see "Risk Factors--Risks Associated with Managing Our Expansion."

Facilities

    MapQuest's headquarters are located in Mountville, Pennsylvania, where MapQuest currently leases approximately 62,000 square feet under a ten-year lease expiring in March 2007. MapQuest also leases approximately 7,200 square feet in Columbia, Maryland under a two-year lease expiring in June 2000, approximately 11,000 square feet in Denver, Colorado under a three-year lease expiring in October 1999 and approximately 4,200 square feet in New York, New York under a seven-year lease expiring January 2006. MapQuest believes that its current facilities will be adequate to meet its needs for the foreseeable future.

Legal Proceedings

    On December 14, 1998, Mark Tornetta filed a lawsuit against Moore U.S.A., Inc. in the United States District Court for the Eastern District of Pennsylvania. MapQuest is defending this matter pursuant to an indemnity provision in its contract with Moore U.S.A., Inc. Mr. Tornetta's patent describes a specific method for searching real estate properties, which Mr. Tornetta alleges is infringed by Moore U.S.A., Inc.'s online real estate service. MapQuest believes that the claims of the patent are not infringed by MapQuest, and/or the patent is invalid. While the litigation is in the early stage, and its outcome cannot be predicted, MapQuest believes that this litigation is without merit, and intends to defend this action vigorously.

    On January 26, 1999, Civix-DDI, LLC filed a lawsuit in the United States District Court for the District of Colorado against twenty different defendants, including MapQuest. Seven of these defendants are licensees of MapQuest technology and may have rights to indemnification under their respective agreements or at law. The complaint alleges infringement by MapQuest of two patents, by manufacture, use, sale, and offers to sell MapQuest electronic yellow page services, systems and products. MapQuest believes that the claims of the patents are not infringed by MapQuest, and/or the patents are invalid. While the litigation is in the early stage, and its outcome cannot be predicted, MapQuest believes that this litigation is without merit, and intends to defend this action vigorously.

    MapQuest is not party to any other material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors and Key Employees

    The following table sets forth certain information with respect to the executive officers, key employees and directors of MapQuest as of the date of this prospectus.

 Name                               Age              Position(s)
 ----                               ---              -----------
 *Michael Mulligan................   48 Chief Executive Officer and Chairman
 *James Thomas....................   48 Chief Operating Officer and Chief
                                         Financial Officer
 *William Muenster................   46 Senior Vice President of Development
                                         and Production
 James Hilliard...................   47 Vice President of Digital Mapping
                                         Services
 James Killick....................   36 Vice President of Product Management
 Michael Nappi....................   44 Vice President of Business Solutions
 David Ingerman...................   36 Vice President of Marketing
 Michael Crosson..................   46 Vice President of Advertising Sales
 Robert Binford...................   44 Corporate Controller
 Robert McCormack.................   59 Director
 John Moragne (1) (2).............   42 Director
 Dan Nova.........................   37 Director
 Carlo von Schroeter (1) (2)......   35 Director
 C. Richard Allen.................   44 Director

--------
* Denotes executive officer.
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

    Michael Mulligan has served as Chief Executive Officer and Chairman of MapQuest since August 1998. From May 1995 to June 1998, Mr. Mulligan was Senior Vice President and General Manager of Corporate Services Interactive at American Express Travel Related Services, where he was responsible for developing and implementing American Express' interactive travel strategy. Mr. Mulligan was an independent consultant to various companies from October 1994 to April 1995. From September 1993 to October 1994, Mr. Mulligan served as Chief Operating Officer of Official Airline Guide, an airline information publishing company. Mr. Mulligan holds a B.A. from Wheeling College and an M.B.A. from Harvard Business School.

    James Thomas has served as Chief Operating Officer of MapQuest since July 1995 and as Chief Financial Officer of MapQuest since June 1997. From September 1994 to June 1995, Mr. Thomas was an independent consultant. From July 1993 to August 1994, Mr. Thomas was President of the publishing division of Sierra On-Line, Inc., a multimedia entertainment publisher and developer. Mr. Thomas holds a B.S. from the Florida Institute of Technology and an M.B.A. from the University of Virginia.

    William Muenster has served as Senior Vice President of Development and Production of MapQuest since September 1997. From February 1995 to August 1997, Mr. Muenster served as Unit President of MapQuest's Mapping Products and Services Group. From November 1993 to February 1995, Mr. Muenster served as MapQuest's Vice President of Operations. Mr. Muenster holds a B.A. from the University of Virginia and an M.I.M. from the American Graduate School.

    James Hilliard has served as Vice President of Digital Mapping Services of MapQuest since October 1998. From June 1996 to October 1998, Mr. Hilliard served as MapQuest's Vice President of Sales and Marketing for Mapping Products and Services. From July 1993 to June 1996, Mr. Hilliard served as MapQuest's Director of Publisher Services. Mr. Hilliard holds a B.B.A. and an M.S. from the University of Wisconsin.

    James Killick has served as Vice President of Product Management of MapQuest since January 1998. From January 1997 to January 1998, Mr. Killick was MapQuest's Director of Product Management. From

January 1996 to January 1997, Mr. Killick served as MapQuest's Director of Data Products. From January 1995 to January 1996, Mr. Killick was Director of Product Marketing at Etak, Inc., a mapping database company. From January 1994 to January 1995, Mr. Killick served as Director of Map Data Products at Etak, Inc. Mr. Killick holds a B.Sc. from the University of York, England.

    Michael Nappi has served as Vice President of Business Solutions of MapQuest since October 1997. From September 1995 to October 1997 , Mr. Nappi served as MapQuest's Director of Business Development. Mr. Nappi held various sales positions with MapQuest from May 1992 to September 1995. Mr. Nappi holds a B.A. and a B.S. from Kent State University.

    David Ingerman has served as Vice President of Marketing of MapQuest since January 1999. From June 1998 to December 1998, Mr. Ingerman was President of Internet Marketing Associates Consulting, a consulting firm focusing on applying direct marketing disciplines to the Internet. From August 1984 to May 1998, Mr. Ingerman held various marketing positions at American Express. Mr. Ingerman holds a B.A. from the University of Pennsylvania and an M.B.A. from Columbia Business School.

    Michael Crosson has served as Vice President of Advertising Sales of MapQuest since January 1999. From March 1998 to January 1999, Mr. Crosson served as the Managing Director of Eastern Sales for NetRatings, a web audience measurement company. From January 1993 to March 1998, Mr. Crosson operated his own consulting business, developing strategic advertising and partnerships for websites. From April 1992 to August 1996, Mr. Crosson served as Director of Online Publishing at Scholastic, Inc., a publishing company. Mr. Crosson holds a B.A. from the University of Arizona.

    Robert Binford has served as Corporate Controller of MapQuest since January 1995. From February 1991 to January 1995, Mr. Binford served as a Financial Manager of MapQuest. Mr. Binford holds a B.S. from the University of Kentucky.

    Robert McCormack has served as a director of MapQuest since May 1998 and previously served as a director of MapQuest from November 1994 to July 1997. Since 1993, Mr. McCormack has been a managing director of Trident Capital, Inc., the general partner of Trident Capital, L.P. which is the general partner of Trident Capital Partners Fund-I, L.P. and the investment general partner of Trident Capital Partners Fund-I, C.V. Trident Capital, Inc. is a private equity investment firm established in 1993 that invests in information and business service companies. Mr. McCormack serves on the boards of directors of Illinois Tool Works, Inc., DeVry, Inc., The Revere Group, Inc., The Compucare Company and CommSite International, Inc. Mr. McCormack holds a B.A. from the University of North Carolina and an M.B.A. from the University of Chicago. Mr. McCormack was elected to the board of directors pursuant to an agreement between MapQuest and some of MapQuest's stockholders.

    John Moragne has served as a director of MapQuest since November 1994. Since 1993, Mr. Moragne has been a managing director of Trident Capital, Inc., the general partner of Trident Capital, L.P. which is the general partner of Trident Capital Partners Fund-I, L.P. and the investment general partner of Trident Capital Partners Fund-I, C.V. Trident Capital, Inc. is a private equity investment firm established in 1993 that invests in information and business service companies. Mr. Moragne serves on the boards of directors of Daou Systems, Inc., Health Quality, Inc., Internet Profiles Corp., Newgen Results Corp., Vality Technology, Inc. and Youth Sports Network, Inc. Mr. Moragne holds a B.A. from Dartmouth College, an M.S. from Stanford University and an M.B.A. from Stanford Business School. Mr. Moragne was elected to the board of directors pursuant to an agreement between MapQuest and some of MapQuest's stockholders.

    Dan Nova has served as a director of MapQuest since July 1997. Since June 1996, Mr. Nova has been a general partner of Highland Capital Partners, a venture capital firm. From January 1995 to July 1996, Mr. Nova was a general partner of CMG@Ventures, a publicly traded venture capital firm. From June 1991 to January 1995, Mr. Nova was a Senior Associate at Summit Partners, focusing on later stage technology and environmental investments. Mr. Nova serves on the boards of directors of eToys, Inc., Quote.com, Inc.,

Topica, Inc., VStream, Inc. and Lycos, Inc. Mr. Nova holds a B.S. from Boston College and an M.B.A. from Harvard Business School. Mr. Nova was elected to the board of directors pursuant to an agreement between MapQuest and some of MapQuest's stockholders.

    Carlo von Schroeter has served as a director of MapQuest since July 1997. Mr. von Schroeter is a General Partner of Weston Presidio Capital, a private equity partnership with over $900 million under management. Prior to joining Weston Presidio Capital at its inception in September 1992, Mr. von Schroeter was a Vice President with Security Pacific Capital. Mr. von Schroeter serves on the boards of directors of NOVA Pb, U.S. Netting, Star International Holdings, and The Lion Brewery. Mr. von Schroeter holds a B.S. from Queen's University, Canada and an M.B.A. from Harvard Business School. Mr. von Schroeter was elected to the board of directors pursuant to an agreement between MapQuest and some of MapQuest's stockholders.

    C. Richard Allen has served as a director of MapQuest since May 1998. Since December 1997, Mr. Allen has served as the President and Chief Executive Officer of National Geographic Holdings, Inc. Mr. Allen is also the Chief Executive Officer of National Geographic Ventures, a position he has held since October 1997. From December 1995 to October 1997, Mr. Allen was a Senior Vice President of Discovery Communications, Inc., and from February 1993 to December 1995, Mr. Allen was Deputy Assistant to the President of the United States. Mr. Allen serves on the boards of directors of National Geographic Ventures, National Geographic Television, National Geographic Holdings, Inc., National Geographic Channel and Destination Cinema, Inc. Mr. Allen holds a B.A. from Dartmouth College and a J.D. from the University of Chicago. Mr. Allen was elected to the board of directors pursuant to an agreement between MapQuest and some of MapQuest's stockholders.

    Each officer serves at the discretion of MapQuest's board of directors.

    Within 90 days following this offering, MapQuest expects to nominate and elect an additional independent director.

Director Terms and Compensation

    All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Independent, non-institutional investor directors are paid an annual retainer and will be granted stock options exercisable for shares of common stock. Directors who are also employees of MapQuest or who are affiliated with institutional investors do not receive any additional compensation for serving on the board of directors.

Committees of the Board of Directors

    MapQuest has an audit committee that reports to the board of directors regarding the appointment of the independent auditors of MapQuest, the scope and fees of prospective annual audits and the results of those audits, compliance with MapQuest's accounting and financial policies, and management's procedures and policies relative to the adequacy of MapQuest's internal accounting controls.

Compensation Committee Interlocks and Insider Participation

    MapQuest's compensation committee is comprised of one director designated by Highland Capital Partners and Weston Presidio Capital, one director designated by Trident Capital Partners Fund - I, L.P. and Trident Capital Partners Fund - I, C.V. and one director designated by all of the directors other than those nominated by members of management. MapQuest's compensation committee currently has two members. In the past, compensation of executive officers of MapQuest has been determined by directors of MapQuest who were not officers of MapQuest. No interlocking relationship exists between MapQuest's board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Limitation of Liability and Indemnification Matters

    MapQuest's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director may be eliminated, except for liability for:

  . any breach of the duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General
   Corporation Law; or

  . any transaction from which the director derives an improper personal benefit.

    Prior to the closing of this offering, MapQuest's bylaws provide that MapQuest shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law.

    In addition to the indemnification provided for in its certificate of incorporation and bylaws, MapQuest intends to enter into agreements to indemnify its directors and officers. Under these agreements, MapQuest will be obligated to indemnify its directors and officers for expenses, attorneys' fees, judgments, fines and settlement amounts incurred by any director or officer in any action or proceeding arising out of the director's or officer's services as a director or officer of MapQuest, any subsidiary of MapQuest or any other company or enterprise to which the person provides services at the request of MapQuest. MapQuest believes that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

Executive Compensation and Employment Agreements

    The following table sets forth information concerning the compensation received for services rendered to MapQuest by its current Chief Executive Officer and each of the other four most highly-compensated executive officers of MapQuest for the year ended December 31, 1998, whose total compensation in 1998 equaled or exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                                   Annual         Compensation
                                                Compensation         Awards
                                               ---------------     Securities
                                               Salary   Bonus      Underlying
        Name and Principal Position(1)           ($)     ($)      Options (3)
        ------------------------------         ------- -------    ------------
Michael Mulligan,
  Chief Executive Officer (2).................  94,769 100,000      720,000
James Thomas, Chief Operating Officer and
  Chief Financial Officer..................... 150,000     --           --
William Muenster, Senior Vice President of
  Development and Production.................. 140,004     --           --
James Hilliard, Vice President of Digital
  Mapping Services............................ 115,008  28,177(4)    35,000
Michael Nappi, Vice President of Business
  Solutions................................... 107,508  69,814(5)    90,000

--------
(1) Prior to Mr. Mulligan's appointment, Barry Glick served as MapQuest's Chief Executive Officer. Mr. Glick received salary payments of $131,256 for the period January 1, 1998 through September 30, 1998. In addition, Mr. Glick received $56,041 upon the voluntary termination of his employment with MapQuest. See "Certain Transactions--Other Transactions."
(2) Mr. Mulligan was appointed Chief Executive Officer and Chairman of MapQuest on August 10, 1998. He received salary payments for the period August 10, 1998 through December 31, 1998.
(3) These options to purchase common stock were granted pursuant to the 1995 stock option plan. See "--Employee Benefit Plans--1995 Stock Option Plan."
(4) Consists of a $23,177 bonus accrued in 1997 and paid in 1998 and a $5,000 sales bonus earned and paid in 1998.
(5)  Reflects sales commissions paid to Mr. Nappi.

    David Ingerman was hired by MapQuest on January 15, 1999 to serve as Vice President of Marketing. His base salary is $130,008 and he may earn a bonus of up to 50% of his base salary upon the attainment of certain performance goals set by the board of directors. Mr. Ingerman also received options to purchase 100,000 shares of common stock at an exercise price of the per share price of this offering. These options vest over four years and expire on January 15, 2009.

    Michael Crosson was hired by MapQuest on January 20, 1999 to serve as Vice President of Advertising. His base salary is $125,004 and he received a bonus of $10,000 upon commencing his employment with MapQuest. Mr. Crosson is also entitled to sales commissions equal to 5% of any recognized personal sales, 1.5% of any sales made for MapQuest through certain third-party advertising sales representatives and 1.5% of any recognized sales made by Mr. Crosson's sales staff. Mr. Crosson also received options to purchase 50,000 shares of common stock at an exercise price of the per share price of this offering. These options vest over four years and expire on January 20, 2009.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information as to options granted to the named executive officers during the year ended December 31, 1998. MapQuest has not granted any stock appreciation rights.

                                                                    Potential Realizable
                                                                      Value at Assumed
                                                                       Annual Rates of
                                                                         Stock Price
                                                                      Appreciation for
                                     Individual Grants                 Option Term (4)
                         ------------------------------------------ ---------------------
                                     Percent of
                                       Total
                          Number of   Options
                         Securities  Granted to Exercise
                         Underlying  Employees   Price
                           Options   in Fiscal    Per    Expiration
        Name (1)         Granted (2)  Year (3)   Share      Date       5%         10%
        --------         ----------- ---------- -------- ---------- --------- -----------
Michael Mulligan (5)....   720,000      68.2%    $1.00     8/10/08   $452,804  $1,147,495
James Thomas............       --        --        --          --         --          --
William Muenster........       --        --        --          --         --          --
James Hilliard..........    20,000       1.9      1.00      2/1/08     12,578      31,875
                            15,000       1.4      [IPO]   12/30/08      [TBD]       [TBD]
Michael Nappi...........    30,000       2.8      1.00      2/1/08     18,867      47,812
                            60,000       5.7      [IPO]   12/30/08      [TBD]       [TBD]

--------
(1) Prior to Mr. Mulligan's appointment, Barry Glick served as Chief Executive Officer. Mr. Glick was granted no options to purchase shares of common stock in fiscal year 1998.
(2) These options to purchase common stock were granted pursuant to the 1995 stock option plan, as amended.
(3) Based on options to purchase an aggregate of 1,055,250 shares of common stock granted to MapQuest employees, including management, during the year ended December 31, 1998.
(4) Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent MapQuest's estimate or projection of MapQuest's future common stock prices. These amounts represent certain assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.
(5) These options vest over four years as follows: 16.67% on August 10, 1998, 16.67% on the date of this offering, and 16.67% on each of August 10, 1999, August 10, 2000, August 10, 2001 and August 10, 2002.

                AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1998
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to unexercised options held by the named executive officers as of December 31, 1998. No options were exercised by the named executive officers during 1998.

                               Number of Securities
                                    Underlying           Value of Unexercised
                                Unexercised Options      In-the-Money Options
                                at December 31, 1998    at December 31, 1998(2)
                             ------------------------- -------------------------
          Name(1)            Exercisable Unexercisable Exercisable Unexercisable
          -------            ----------- ------------- ----------- -------------
Michael Mulligan............   120,024      599,976(3)       $            $
James Thomas................    75,100      115,891
William Muenster............    83,311      106,658
James Hilliard..............    17,500       57,500
Michael Nappi...............     6,000       94,000

--------
(1) Prior to Mr. Mulligan's appointment, Barry Glick served as Chief Executive Officer. Upon the voluntary termination of his employment with MapQuest the board of directors accelerated the vesting of options to purchase 51,377 shares of common stock held by Mr. Glick. The value of Mr. Glick's
  unexercised in-the-money options at December 31, 1998 was $[   ].
(2) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of the
  assumed initial public offering price of $    per share, less the applicable
  exercise price per share, multiplied by the number of shares underlying such options.
(3) Options to purchase 120,024 shares of common stock will vest on the closing of this offering.

Employment Agreements

    William Muenster Employment Agreement. In October 1994, MapQuest entered into an employment agreement with Mr. Muenster providing for an initial annual base salary of $82,500, subject to annual increases at the sole discretion of MapQuest's board of directors, and incentive compensation of an immediately payable bonus of $10,000 and the right to participate in MapQuest's annual bonus program. Mr. Muenster is entitled to an annual bonus of 15% of his base salary if MapQuest achieves its annual budget, determined by MapQuest's management and board of directors at the beginning of each fiscal year, and he may receive an additional bonus of up to 15% of his base salary for any other target that the board of directors may establish. If MapQuest terminates Mr. Muenster's employment without cause or if Mr. Muenster voluntarily terminates his employment, Mr. Muenster would be entitled to receive severance benefits equal to any salary and bonus earned through the date of termination, plus base salary for the six-month period after the date of termination and health plan benefits for one year following the date of termination. If Mr. Muenster is terminated by MapQuest for cause, Mr. Muenster is entitled to receive his base compensation, plus all earned and unpaid bonus compensation through the termination date of his employment and all health plan benefits for the 12-month period following the date of his termination. In addition, Mr. Muenster has agreed to certain confidentiality, non-competition and non-solicitation provisions.

    Michael Mulligan Employment Agreement. On August 10, 1998, MapQuest entered into an employment agreement with Mr. Mulligan providing for an initial annual base salary of $240,000, subject to annual increases at the sole discretion of MapQuest's board of directors, and incentive compensation of up to $145,000 per year, based on objectives and according to a plan to be mutually agreed to by Mr. Mulligan and MapQuest's board of directors from time to time. Pursuant to the employment agreement, if MapQuest terminates Mr. Mulligan's employment without cause, Mr. Mulligan would be entitled to receive severance benefits equal to any salary and bonus earned through the date of termination, plus base salary and health insurance benefits for the 12-month period after the date of termination. If Mr. Mulligan is terminated by MapQuest for cause or if he resigns following the first anniversary of his employment, Mr. Mulligan is entitled to receive his base compensation, plus all earned and unpaid bonus compensation through the termination date of his employment. In addition, Mr. Mulligan has agreed to certain confidentiality, non-competition and non-solicitation provisions.

    In addition, MapQuest granted Mr. Mulligan options to purchase 720,000 shares of common stock under MapQuest's 1995 Stock Option Plan at an exercise price of $1.00 per share. The options granted under the employment agreement, subject to certain contingencies, vest over four years as follows: 16.67% on August 10, 1998, 16.67% on the date of this offering, 16.67% on each of August 10, 1999, August 10, 2000, August 10, 2001 and August 10, 2002.

Employee Benefit Plans

 1995 Stock Option Plan

    The board of directors of MapQuest adopted and the stockholders approved the 1995 stock option plan and the reservation of 657,000 shares of common stock for the 1995 stock option plan on March 1, 1996. On March 26, 1996, the board of directors and the stockholders of MapQuest approved an increase of 747,275 shares reserved for issuance under the 1995 stock option plan. The board of directors and the stockholders of MapQuest approved a further increase of 400,000 shares on July 18, 1997. The board of directors and the stockholders of MapQuest approved a further increase of 504,476 shares, for an aggregate of 2,308,751 shares reserved for issuance under the 1995 stock option plan, on August 4, 1998. Pursuant to the 1995 stock option plan, as amended, MapQuest may grant stock options to MapQuest's employees and officers and consultants. The board of directors selects the individuals to whom options are granted and specifies the vesting, exercise price and other terms of options. Stock options granted under the 1995 stock option plan may either be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or stock options that do not qualify as incentive stock options. As of December 31, 1998, options to purchase an aggregate of 1,795,426 shares of common stock had been granted, at a weighted average exercise price of $0.69 per share and options to purchase an aggregate of 233,750 shares of common stock had been granted, at an exercise price of the price per share of this offering. Subsequent to December 31, 1998, MapQuest granted options to purchase an aggregate of 193,500 shares of common stock at an exercise price of the price per share of this offering.

    No incentive stock option granted under the 1995 stock option plan may be exercised more than 10 years after the date of its grant. If an optionee terminates his or her service with MapQuest, the optionee generally may exercise only those options vested as of the date of termination of service. Unless otherwise specified in the option agreement, the optionee must effect such exercise within 90 days of termination of service for any reason other than death or disability, and within one year after termination due to death or disability. The exercise price of incentive stock options granted under the stock option plan cannot be less than the fair market value of the common stock of MapQuest on the date of grant and the exercise price of nonqualified stock options cannot be less than the lesser of $0.10 per share or the fair market value of the common stock as of the date of the stock option grant. Payment of the exercise price may be made in cash or in shares of MapQuest's common stock having a total fair market value equal to the aggregate exercise price.

    The 1995 stock option plan provides for an adjustment in the number of option shares under the stock option plan, the exercise price of existing options and the number of existing options in the event of a recapitalization or other change in the common stock of MapQuest which dilutes the rights of stock option plan participants. In the event of any person, directly or indirectly, acquiring securities of MapQuest representing 50% or more of the voting power of MapQuest or certain other events constituting a change of control, then each outstanding option shall automatically vest and become fully exercisable.

 1999 Employee Stock Purchase Plan

    Concurrently with this offering, MapQuest intends to establish an employee stock purchase plan under which a total of 1,000,000 shares of common stock will be made available for sale. The purchase plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the board of directors or by a committee appointed by the Board. All employees of MapQuest or any present or future subsidiary of MapQuest designated by the Board of Directors are eligible to participate in the purchase plan. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, subject to certain limitations. The purchase plan will be implemented in a series of consecutive, overlapping offering periods, each approximately six months in duration. Offering periods will begin on the first
trading day on or after                  and               of each year and
terminate on the last trading day in the period six months later. However, the
first offering period shall be the period of approximately              months
commencing on the date upon which the registration statement of which this prospectus is a part is declared effective by the Commission and terminating on
the last trading day in the period ending               , 1999. Each
participant will be granted an option to purchase stock on the first day of the six-month purchase period and this option will be automatically exercised on the last date of each offering period. The purchase price of each share of common stock under the purchase plan will be equal to the lesser of 85% of the closing price per share of the common stock on the NASDAQ National Market System on the start date of that offering period or on the date of termination of the offering period. Employees may modify or end their participation in the purchase plan at any time prior to the termination date of an offering period. Participation ends automatically on termination of employment with MapQuest.
The purchase plan will terminate on        2009 unless sooner terminated by
MapQuest's Board of Directors.

 1999 Omnibus Stock Plan

    At the closing of this offering, the board of directors of MapQuest intends to adopt a 1999 omnibus stock plan and MapQuest has reserved 1,000,000 shares of common stock for the omnibus stock plan. Pursuant to the omnibus stock plan, MapQuest may grant stock options, stock appreciation rights, restricted or unrestricted share awards, phantom stock, performance awards or any combination of the foregoing to all employees, officers, directors of MapQuest and its subsidiaries. However, incentive stock options may only be granted to employees of MapQuest. The board of directors selects the individuals to whom options are granted and specifies the vesting, exercise price and other terms of options.

    No incentive stock option granted under the omnibus stock plan may be exercised more than 10 years after the date of its grant. The exercise price of incentive stock options granted under the stock option plan must be at least equal to the fair market value of the common stock of MapQuest on the date of grant. No non-qualified stock option may be exercised more than 10 years after the date of its grant. The exercise price of non-qualified stock options granted under the omnibus stock plan will be determined by the board of directors. The purchase price of the shares issued upon exercise of those options may be paid in cash or shares of common stock having a total fair market value equal to the aggregate purchase price. Stock appreciation rights may be granted under the omnibus stock plan either on a free-standing or tandem basis. The term during which a stock appreciation right may be exercised will be determined by the board of directors, but in no event will a stock appreciation right be exercisable more than ten years from the date of its grant. A stock appreciation right will entitle the holder to receive a payment having an aggregate value equal to the product of the excess of the fair market value over the base price per share specified in the grant multiplied by the number of shares specified in the award. Payment by MapQuest of the amount receivable in respect of the stock appreciation right may be paid in any combination of cash and common stock. MapQuest may also award phantom stock and restricted shares under the omnibus stock plan and performance awards at the discretion of the board of directors. Payment of the exercise price may be made by such methods as determined by the board of directors and may include cash or shares of MapQuest's common stock having a total fair market value equal to the aggregate exercise price.

    The omnibus stock plan will provide for an adjustment in the number of awards under the omnibus stock plan, the exercise price of existing awards and the number of existing awards in the event of a recapitalization or other change in the common stock of MapQuest which dilutes the rights of omnibus stock plan participants.

 401(k) Plan

    MapQuest has a tax-qualified employee savings plan (the "MapQuest 401(k) Plan") which covers all of MapQuest's full-time employees who are at least 21 years of age and who have been employed with MapQuest for at least one month. Pursuant to MapQuest 401(k) Plan, eligible employees may defer up to 15% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. MapQuest 401(k) Plan permits additional discretionary matching contributions by MapQuest on behalf of all participants in MapQuest 401(k) Plan in such a percentage amount as may be determined by MapQuest. The MapQuest 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by MapQuest to MapQuest 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from MapQuest 401(k) Plan, and so that contributions by MapQuest, if any, will be deductible by MapQuest when made. The trustee under MapQuest 401(k) Plan, at the direction of each participant, invests the assets of MapQuest 401(k) Plan in any of a number of investment options.

                              CERTAIN TRANSACTIONS

Equity Transactions

 Equity Sale by R.R. Donnelley & Sons Company and 77 Capital Corporation

    On May 8, 1998, R.R. Donnelley & Sons Company and 77 Capital Corporation sold their respective equity positions in MapQuest to Highland Capital Partners III Limited Partnership, Highland Entrepreneurs' Fund III Limited Partnership, Weston Presidio Capital II, L.P., Trident Capital Partners Fund-I, L.P. and Trident Capital Partners Fund-I, C.V. R.R. Donnelley & Sons Company sold 3,000,000 shares of Series A preferred stock and 1,000,000 shares of Series B preferred stock. 77 Capital Corporation sold 220,798 shares of Series C preferred stock.

    Series C Preferred Stock. In July 1997, MapQuest sold an aggregate of 3,431,498 shares of Series C preferred stock for an aggregate purchase price of $12,044,558, or $3.51 per share, to various investors, including Highland Capital Partners III Limited Partnership, Highland Entrepreneurs' Fund III Limited Partnership, Weston Presidio Capital II, L.P., Trident Capital Partners Fund-I, L.P., Trident Capital Partners Fund-I, C.V., The Roman Arch Fund, L.P., the Roman Arch Fund II, L.P., and Stet & Query, L.P.

    Rights Agreement. Series A preferred stock investors and Series C preferred stock investors entered into a rights agreement concurrent with the sale of the Series C preferred stock. Pursuant to the rights agreement, holders of not less than 35% of either the outstanding Series A preferred stock or outstanding Series C preferred stock or any common stock issued or issuable upon conversion of Series A preferred stock or Series C preferred stock may request that MapQuest cause their shares of common stock to be registered under the Securities Act. See "Description of Capital Stock--Registration Rights of Certain Holders."

    In November 1997, James Thomas, MapQuest's Chief Financial Officer, and William Muenster, its Senior Vice President of Development and Production, each purchased 31,928 shares of Series C preferred stock from MapQuest for $112,067.28, or $3.51 per share, paid in each case by delivery to MapQuest of a non-recourse promissory note. Each promissory note bears interest at 7.0% accruing as and from November 1, 1999. Payments under the promissory notes are due beginning November 1, 2000 in an amount that is the lesser of one-fifth of the principal balance together with any accrued interest or 50% of any bonus to which such person is entitled while an employee of MapQuest. Each of these promissory notes is payable in full on November 1, 2004. The promissory notes are secured by the shares purchased, with shares released to the extent each promissory note is paid. At December 31, 1998, $112,067.28 remained outstanding on Mr. Thomas's promissory note and $112,067.28 remained outstanding on Mr. Muenster's promissory note. Each of Mr. Thomas and Mr. Muenster have the right to cause MapQuest to purchase their Series C Preferred Stock at the fair market value upon the earlier of each person's death or disability or November 1, 2007.

Other Transactions

    Related Party Transactions. MapQuest incurred rent expense of $16,597 to R.R. Donnelley & Sons Company, a then stockholder, during 1998. MapQuest recorded sales to R.R. Donnelley & Sons Company of $513,626 during 1998. Also, MapQuest recorded sales to an affiliate, the National Geographic Society, of $2,022,000 during 1998.

    Evans 1996 Stock Purchase. In March 1996, pursuant to the terms of an employment agreement dated October 31, 1994, MapQuest sold an aggregate of 35,000 shares of Series A preferred stock at an aggregate purchase price of $35,000, or $1.00 per share, to Perry Evans, MapQuest's then Vice President of Sales and Marketing. The purchase price was paid as $3,500 in cash and $31,500 as a promissory note due October 31, 2000. The promissory note bears interest at a rate of 7.5% per annum. The promissory note is secured by the shares purchased with shares released to the extent the promissory note is paid. At December 31, 1998, $31,500 in principal amount remained outstanding under this promissory note.

    Evans Separation Agreement. In September 1997, upon the voluntary termination of Mr. Evans' employment as Vice President of Sales and Marketing, MapQuest agreed to engage Mr. Evans as an independent consultant and paid him a separation fee of approximately $93,656, forgave him $27,000 in respect of unearned bonus payments he had received and agreed to provide him with his then current medical and certain other benefits until November 7, 1997.

    Glick Separation Agreement. In June 1998, upon the voluntary termination of Mr. Glick's employment as Chief Executive Officer and pursuant to a transition agreement and general release, MapQuest agreed to pay Mr. Glick a total of approximately $43,752, representing separation and salary payments for the period between July 1, 1998 and September 30, 1998, inclusive.

National Geographic Alliance

    MapQuest, the National Geographic Society, and a subsidiary of the National Geographic Society, National Geographic Holdings, Inc. (d/b/a National Geographic Maps) ("National Geographic"), entered into a Cartographic Product Development, Publishing, Marketing and Distribution Agreement in April 1997 (the "National Geographic Agreement") whereby MapQuest and National Geographic established a five-year alliance, commencing May 1997, to pursue commercial opportunities involving mapping products and services using certain trademarks and copyrighted materials of National Geographic. Pursuant to its rights under the National Geographic Agreement, National Geographic has designated C. Richard Allen to serve as its nominee director on MapQuest's Board of Directors. As part of this arrangement, National Geographic Holdings, Inc. received warrants to purchase 353,388 shares of common stock with an exercise price of $2.81 per share.

    The alliance with National Geographic authorizes MapQuest to be the primary (and in limited cases, exclusive) commercial publisher of National Geographic mapping products and services, including printed products where mapping represents the central theme or majority content of the products such as maps, globes, road atlases, reference atlases, historical atlases, and map guide (but not travel guides) products which are distributed other than by National Geographic to its members or in promotion to prospective members.

    Under the National Geographic Agreement, MapQuest has guaranteed minimum annual royalty payments to National Geographic for each year of the initial five-year term of the agreement. MapQuest must pay additional royalties on the net revenues derived by MapQuest from the sale of National Geographic related products and services. The National Geographic Agreement's initial five-year term is to be automatically extended at the end of the five years provided that
(i) MapQuest has elected not to extend the term, (ii) MapQuest has not breached the National Geographic Agreement, (iii) National Geographic has received a minimum aggregate royalty payment of $2.0 million from MapQuest in each of the last three years of the initial term, and (iv) minimum royalties have been negotiated in accordance with the National Geographic Agreement.

Warrants

    As of December 31, 1998, warrants to purchase 857,264 shares of common stock were outstanding at a weighted-average exercise price of $1.84 per share. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price. Set forth below is a summary of the outstanding warrants.

    Prudential Warrant. In connection with the sale of the Series C preferred stock, MapQuest issued to Prudential Securities Incorporated a warrant for an aggregate purchase price of $1,000 to purchase 150,633 shares of MapQuest's common stock at an exercise price of $3.51 per share. The warrant is exercisable prior to July, 2002.

    National Geographic Warrant. In April 1997, in connection with the National Geographic Agreement, MapQuest issued National Geographic warrants (the "National Geographic Warrants") to purchase 353,388 shares of common stock at an exercise price of $2.81 per share. The National Geographic Warrant expires on April 22, 2002 (or earlier in the event of a termination of the National Geographic Agreement without cause by National Geographic or termination by MapQuest for material breach by National Geographic). In the event that National Geographic shall have exercised the National Geographic Warrant prior to MapQuest terminating the National Geographic Agreement due to a breach of the agreement by National Geographic, MapQuest shall have the option to purchase these shares of common stock for a period of 60 days after the termination of the National Geographic Agreement at a purchase price which is the lesser of $4.79 or the then fair market value of such shares.

    Warrants to Series C Investors. In May 1998, MapQuest and some of the Series C preferred stock investors entered into an agreement to preserve these investors' fully diluted ownership percentage in MapQuest as a result of the issuance by MapQuest of options to purchase shares of common stock in connection with the increase in the number of options to purchase shares of common stock eligible for award under the 1995 stock option plan, and the appointment of Mr. Michael Mulligan as Chief Executive Officer of MapQuest. Pursuant to this agreement, the Series C preferred stock investors were issued an aggregate of 193,419 warrants to purchase common stock at an exercise price of $0.01 per share. The warrants are exercisable prior to April 30, 2008.

    Executive Search Firm Warrants. On September 22, 1998 MapQuest issued to Ramsey/Beirne Associates a warrant to purchase 15,284 shares of MapQuest common stock in partial consideration for executive search firm services Ramsey/Beirne Associates performed. This warrant is exercisable at any time at an exercise price of $3.51 per share. This warrant expires in September 2003.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of MapQuest's common stock as of December 31, 1998:

  . each person or entity who is known by MapQuest to beneficially own five percent or more of the outstanding shares of MapQuest's common stock;
  . each director;
  . each named executive officer; and
  . all directors and executive officers of MapQuest as a group.

                                                      Percentage of Shares
                                Number of Shares    Beneficially Owned(2)(3)
                                  Beneficially   ------------------------------
Name (1)                            Owned(2)     Before Offering After Offering
--------                        ---------------- --------------- --------------
Trident Capital Partners
  Fund - I, L.P. (4)..........      3,586,964         30.5%
Trident Capital Partners
  Fund - I, C.V. (5)..........        709,572          6.0
Weston Presidio Capital II,
  L.P. (6)....................      2,534,993         21.5
Highland Capital Partners III
  Limited Partnership (7).....      2,433,592         20.7
Highland Entrepreneurs' Fund
  III, L.P. (8)...............        101,400           .9
Michael Mulligan (9)..........        235,040          2.0
James Thomas (10).............        209,999          1.8
William Muenster (11).........        210,690          1.8
James Hilliard (12)...........         24,000           .2
James Killick (13)............          8,000           .1
Michael Nappi (14)............          8,000           .1
Robert McCormack (15).........      4,296,536         36.5
John Moragne (16).............      4,296,536         36.5
Dan Nova (17).................      2,534,932         21.5
Carlo von Schroeter (18)......      2,534,933         21.5
C. Richard Allen (19).........        353,388          3.0
Directors & Executive Officers
  as a group (persons) (20)...     10,430,518         88.6

--------
  * Less than one percent.
 (1) Prior to Mr. Mulligan's appointment, Barry Glick served as Chief Executive Officer. Mr. Glick beneficially owns 288,486 shares of MapQuest's common stock, consisting of 288,486 shares issuable upon exercise of options. Mr. Glick's beneficial ownership represents 2.5% of MapQuest's common stock before this offering and % of MapQuest's common stock after this offering.
 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of December 31, 1998, are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder's name.
 (3) Assumes no exercise of the underwriter's over-allotment option.
 (4) Includes 130,650 shares of common stock issuable upon the exercise of warrants. The address of Trident Capital Partners Fund - I, L.P. is 2480 Sand Hill Road, Suite 100, Menlo Park, California 94025.
 (5) Includes 25,845 shares of common stock issuable upon the exercise of warrants. The address of Trident Capital Partners Fund - I, C.V. is 2480 Sand Hill Road, Suite 100, Menlo Park, California 94025.
 (6) Includes 82,899 shares of common stock issuable upon the exercise of warrants. The address of Weston Presidio Capital II, L.P. is One Federal Street, 21st Floor, Boston, Massachusetts 02110.

 (7) Includes 79,583 shares of common stock issuable upon the exercise of warrants. The address of Highland Capital Partners III, L.P. is Two International Place, Boston, Massachusetts 02110
 (8) Includes 3,316 shares of common stock issuable upon the exercise of warrants. The address of Highland Entrepreneurs' Fund III, L.P. is Two International Place, Boston, Massachusetts 02110
 (9) Includes options to purchase 120,024 shares of common stock issuable upon the exercise of options.
(10) Includes 1,767 shares of common stock issuable upon exercise of warrants and 103,298 shares issuable upon the exercise of options.
(11) Includes 1,767 shares issuable upon the exercise of warrants and includes 101,995 shares issuable upon the exercise of options.
(12) Includes 24,000 shares of common stock issuable upon the exercise of options.
(13) Includes 8,000 shares of common stock issuable upon the exercise of options.
(14) Includes 8,000 shares of common stock issuable upon the exercise of options.
(15) Includes 4,296,536 shares of common stock beneficially owned by Trident Capital Partners and its affiliates. Robert McCormack is a managing director of Trident Capital, Inc., the general partner of Trident Capital, L.P., which is the general partner of Trident Capital Partners Fund-I, L.P. and the investment general partner of Trident Capital Partners Fund-I, C.V. Mr. McCormack disclaims beneficial ownership of shares held by Trident Capital, Inc. and its affiliates.
(16) Includes 4,296,536 shares of common stock beneficially owned by Trident Capital Partners and its affiliates. John Moragne is a managing director of Trident Capital, Inc., the general partner of Trident Capital, L.P., which is the general partner of Trident Capital Partners Fund-I, L.P. and the investment general partner of Trident Capital Partners Fund-I, C.V. Mr. Moragne disclaims beneficial ownership of shares held by Trident Capital, Inc and its affiliates.
(17) Dan Nova is a general partner of Highland Capital Partners. Mr. Nova disclaims beneficial ownership of shares held by Highland Capital Partners.
(18) Carlo von Schroeter is a general partner of Weston Presidio Capital. Mr. von Schroeter disclaims beneficial ownership of shares held by Weston Presidio Capital II, L.P.
(19) C. Richard Allen is President and Chief Executive Officer of National Geographic Holdings, Inc. Mr. Allen disclaims beneficial ownership of shares issuable upon the exercise of warrants held by National Geographic Holdings, Inc.
(20) Includes an aggregate of 379,617 shares of common stock subject to options held by executive officers of MapQuest.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms of MapQuest's capital stock is qualified in its entirety by reference to the applicable provisions of Delaware law and to MapQuest's restated certificate of incorporation and restated bylaws.

    Following this offering, MapQuest will have the authority to issue an aggregate of 55,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

    Set forth below is a description of the common stock and the preferred stock that may be issued under MapQuest's restated certificate of incorporation.

Common Stock

    Shares of common stock have the following rights, preferences and privileges.

    Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of MapQuest's stockholders, including the election of directors. There is no cumulative voting in the election of directors.

    Dividends. Holders of common stock are entitled to receive dividends at the same rate if and when dividends are declared by MapQuest's board of directors out of assets legally available for the payment of dividends, subject to preferential rights of shares of preferred stock, if any.

    Liquidation. In the event of any dissolution, liquidation, or winding up of the affairs of MapQuest, whether voluntary or involuntary, after payment of the debts and other liabilities of MapQuest and making provision for the holders of preferred stock, if any, the remaining assets of MapQuest will be distributed ratably among the holders of the common stock.

Preferred Stock

Prior to the Consummation of this Offering

    Series A Preferred Stock. MapQuest was authorized to issue 6,550,000 shares of noncumulative, redeemable convertible, voting Series A preferred stock. The Series A preferred stock ranked senior to the common stock and junior to the Series B preferred stock and Series C preferred stock as to dividend, liquidation, and redemption rights. Upon any liquidation of MapQuest and subject to the rights of the holders of Series B preferred stock and the Series C preferred stock, the holder of each share of Series A preferred stock is entitled to receive a liquidation amount of $1.00 per share of Series A preferred stock together with any accrued and unpaid dividends thereon. Each share of Series A preferred stock issued and outstanding had a number of votes equal to the number of shares of common stock into which such share of Series A preferred stock was then convertible. Each share of Series A preferred stock was automatically convertible into one share of common stock, subject to anti-dilution adjustments, upon the earlier of (i) an initial public offering having an aggregate price of not less than $15.0 million, or (ii) the affirmative vote of at least two-thirds of the holders of outstanding shares of Series A preferred stock. In addition, a holder of Series A preferred stock could, at the holder's option, elect to convert each share of Series A preferred stock held by the holder into one share of common stock, subject to anti-dilution adjustments. Subject to the superior rights of the holders of shares of Series B preferred stock and shares of Series C preferred stock, upon written notice of at least 120 days prior to December 31 of any calendar year from, and including, the year 2002, by the holders of at least two-thirds of the then outstanding shares of Series A preferred stock, MapQuest was required to redeem all of the issued, outstanding and nonredeemed shares of Series A preferred stock held by each holder of Series A preferred stock at a redemption price per share of $1.00 plus an amount equal to all declared but unpaid dividends on the Series A preferred stock. The redemption would be payable in three annual installments commencing on the December 31 that follows the redemption election. No dividend could be paid on the Series A preferred stock unless MapQuest had fulfilled its dividend obligations on the Series B preferred stock and Series C preferred stock. The Series A preferred stock has an annual cash divided rate of $0.075 per share, payable when and as declared by the board of directors. Concurrently with the completion of this offering, all outstanding shares of MapQuest's Series A preferred stock were converted on a one-to-one basis into shares of common stock.

    Series B Preferred Stock. MapQuest was authorized to issue 2,000,000 shares of nonvoting redeemable Series B preferred stock. Holders of shares of Series B preferred stock were entitled to a cumulative dividend at the annual rate of $0.39975 per share. The dividend could be paid in cash or a combination of cash and additional shares of Series B preferred stock. Subject to the prior written consent of the holders of a majority of the shares of Series C preferred stock then issued and outstanding, the Series B preferred stock was redeemable at the option of MapQuest at any time at a price of $6.15 per share, payable in cash or a combination of cash and subordinated convertible debentures. Upon any liquidation of MapQuest and subject to the rights of the holders of Series C preferred stock, the holder of each share of Series B preferred stock is entitled to receive a liquidation amount of $6.15 per share of Series B preferred stock together with any accrued and unpaid dividends thereon. Subject to the superior rights of holders of Series C preferred stock, the Series B preferred stock was redeemable at the option of the holders upon written notice at least 120 days prior to December 31 of any calendar year from and including the year 2002, by the holders of at least two-thirds of the then outstanding shares of Series B preferred stock, at a price of $6.15 per share payable in cash, plus an amount equal to all dividends accrued and unpaid on the Series B preferred stock. The redemption would be payable on each December 31 of each of the three years following the redemption election. The Series B preferred stock ranked senior to the Series A preferred stock and the common stock as to dividend, liquidation and redemption rights. The Series B preferred stock ranked senior to the Series C preferred stock as to dividend rights and junior to the Series C preferred stock as to liquidation and redemption rights. Concurrent with this offering, all outstanding shares of MapQuest's Series B preferred stock were redeemed in full.

    Series C Preferred Stock. MapQuest was authorized to issue 3,800,000 shares of noncumulative, redeemable convertible, voting Series C preferred stock. At the option of each holder of Series C preferred stock, each share of Series C preferred stock was convertible on a one-to-one basis into shares of common stock. Each share of Series C preferred stock issued and outstanding had a number of votes equal to the number of shares into which the share were then convertible. The Series C preferred stock ranked senior to the common stock, the Series A preferred stock and the Series B preferred stock as to liquidation and redemption rights and ranked senior to the common stock and the Series A preferred stock with respect to the payment of dividends. The Series C preferred stock ranked junior to the Series B preferred stock with respect to the payment of dividends. The Series C preferred stock had an annual cash dividend rate of $0.26325 per share, payable when and as declared by the board of directors. Upon any liquidation of MapQuest, the holder of each share of Series C preferred stock is entitled to receive a liquidation amount of $3.51 per share of Series C preferred stock together with any accrued an unpaid dividends thereon. Upon written notice at least 120 days prior to December 31 of any calendar year from, and including, the year 2002, by the holders of at least two-thirds of the then outstanding shares of Series C preferred stock, MapQuest was required to redeem all of the issued, outstanding and nonredeemed shares of Series C preferred stock held by each holder of Series C preferred stock at a redemption price per share of $3.51 plus an amount equal to all declared but unpaid dividends on the Series C preferred stock. The redemption would be payable on December 31 of each of the three years following the redemption election. Concurrent with this offering, all outstanding shares of MapQuest's Series C preferred stock were converted on a one-to-one basis into shares of common stock.

Following the Consumation of this Offering

    New Preferred Stock. Upon the closing of this offering, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.01 par value, in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, options, or special rights and the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued with terms that may delay or prevent a change in control of MapQuest or make removal of management more difficult.

Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Upon the completion of this offering, there will be no shares of preferred stock outstanding and MapQuest has no current plans to issue any preferred stock.

Registration Rights

    After this offering, the holders of approximately 10,045,354 shares of common stock will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Under the terms of the agreement between MapQuest and the holders of these registrable securities, if MapQuest proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securities holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include their shares as part of the registration. Holders of registration rights may also require MapQuest to file a registration statement under the Securities Act at MapQuest's expense with respect to their shares of common stock. Further, holders may require MapQuest to file registration statements on Form S-3 at MapQuest's expense when the form becomes available for use to MapQuest. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in the registration.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

    MapQuest is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  . the owner of 15% or more of the outstanding voting stock of the corporation;

  . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

  . an affiliate or associate of the persons described in the foregoing bullet points.

Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither MapQuest's certificate of incorporation nor the bylaws exempt MapQuest from the restrictions imposed under Section 203 of the Delaware General Corporation Law.

    Annual meetings of stockholders shall be held to elect the board of directors of MapQuest and transact such other business as may be properly brought before the meeting. Special meetings of stockholders may be called by the Chairman or the Chief Executive Officer or by a majority of the board of directors. MapQuest's certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders of MapQuest may be effected at a duly called annual or special meeting of the stockholders.

    MapQuest's certificate of incorporation may be amended with the approval of a majority of the board and the holders of a majority of MapQuest's outstanding voting securities.

    The number of directors shall be fixed by resolution of the board of directors. The size of the board of directors is currently fixed at six members. The directors shall be elected at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of MapQuest's voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders.

    The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally shall constitute a quorum for stockholder action at any meeting.

Limitation of Liability and Indemnification Matters

    MapQuest's certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, including:

  . for any breach of the director's duty of loyalty to MapQuest or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives an improper personal benefit.

    These provisions do not limit or eliminate the rights of MapQuest or any stockholder to seek non- monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. MapQuest's bylaws also contain provisions indemnifying the directors and officers of MapQuest to the fullest extent permitted by the Delaware General Corporation Law. MapQuest believes that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

Listing

    Application will be made to have the common stock approved for quotation on the Nasdaq National Market under the trading symbol "MQST."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair MapQuest's future ability to raise capital through the sale of its equity securities.

    Upon completion of this offering, MapQuest will have an aggregate of shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of
the outstanding shares, the     shares sold in this offering will be freely
tradeable, except that any shares held by "affiliates" of MapQuest (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the limitations described below. The remaining 11,181,245 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

     Number of
       Shares                                         Date
     ---------                                        ----
       85,655                      After the date of this prospectus


     1,263,399                     At various times after 90 days from the
                                   date of this prospectus (Rule 144)

     10,867,375                    After 180 days from the date of this
                                   prospectus (subject, in some cases, to
                                   volume limitations)

       3,200 Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under MapQuest's 1995 stock option plan

     1,030,120                     At various times after 180 days from the
                                   date of this prospectus (Rule 144)

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then
outstanding shares of common stock (approximately      shares immediately after
this offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of MapQuest at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of MapQuest, that person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. Notwithstanding the foregoing, to the extent the shares were acquired through the cashless exercise of a stock option or a warrant, that person's holding period for effecting a sale under Rule 144 commences on the date of the option or warrant grant. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of MapQuest who purchased shares from MapQuest in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

    As of the date of this prospectus, options to purchase a total of 2,222,596 shares of common stock are outstanding, of which 706,983 are currently exercisable (without regard to the 180-day lock up period). Not sooner than 180 days after the closing of this offering, MapQuest intends to file a registration statement to register for resale all shares of common stock issued or issuable under its 1995 stock option plan, the 1999 employee stock purchase plan and not otherwise freely transferable. Accordingly, shares covered by that registration statement will be eligible for sale in the public markets, unless those options are subject to vesting restrictions or the lock-up agreements referred to below. Upon the closing of this offering, 857,264 shares of common stock will be issuable upon the exercise of outstanding warrants.

    MapQuest's directors and officers and certain stockholders who hold 11,601,281 shares and options in the aggregate, and the holders of warrants to purchase 497,928 shares of common stock, have agreed that they will not sell,
directly or indirectly, any shares of common stock (other than     shares of
common stock offered hereby and purchased by certain affiliates and family members of such stockholders) without the prior written consent of BancBoston Robertson Stephens, Inc. for a period of 180 days from the date of this prospectus. See "Underwriting."

    MapQuest has agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except MapQuest may issue, and grant options to purchase, shares of common stock under its stock option plan.

    Following this offering, under certain circumstances and subject to certain conditions, holders of 10,045,354 shares of MapQuest's outstanding common stock will have certain demand registration rights with respect to their shares of common stock (subject, in certain cases, to the 180-day lock-up arrangement described above) to require MapQuest to register their shares of common stock under the Securities Act, and they will have certain rights to participate in any future registration of securities by MapQuest. MapQuest is not required to effect more than an aggregate of four demand registrations on behalf of such holders. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Piper Jaffray Inc., Thomas Weisel Partners LLC and Volpe Brown Whelan & Company, LLC have severally agreed with MapQuest, subject to the terms and conditions of the underwriting agreement, to purchase from MapQuest the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                                     Number of
                             Underwriter                              Shares
                             -----------                           -------------
   BancBoston Robertson Stephens Inc. ............................
   Piper Jaffray Inc. ............................................
   Thomas Weisel Partners LLC.....................................
   Volpe Brown Whelan & Company, LLC..............................
                                                                   -------------
     Total........................................................ [           ]
                                                                   =============

    The representatives have advised MapQuest that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession of not in excess of $          per share, of which
$          may be reallowed to other dealers. After this offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. No reduction shall change the amount of proceeds to be received by MapQuest as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Over-allotment Option


    MapQuest has granted to the underwriters an option, exercisable during the
30-day period after the date of this prospectus, to purchase up to [   ]
additional shares of common stock at the same price per share as MapQuest will
receive for the [   ] shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased
by it shown in the above table represents as a percentage of the [   ] shares
offered in this prospectus. If purchased, these additional shares will be sold
by the underwriters on the same terms as those on which the [   ] shares are
being sold. MapQuest will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. If the option is exercised in full, the total public offering price, underwriting discounts and
commissions and proceeds to MapQuest will be $[   ] million, $[   ] million and
$[   ] million, respectively.

    Directed Share Program

    At the request of MapQuest, the underwriters have reserved up to [   ]
shares of common stock to be issued by MapQuest and offered by this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of MapQuest. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

    Indemnity

    The Underwriting Agreement contains covenants of indemnity among the underwriters and MapQuest against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-Up Agreements

    Each officer and director of MapQuest and substantially all other holders of shares of common stock and shares of common stock issuable upon the exercise of outstanding options or warrants have agreed, during the period ending 180 days after the date of this prospectus ("the lock-up period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired after the date of this prospectus directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to the lock-up agreement. There are no existing agreements between the representatives of the underwriters and any of MapQuest's stockholders providing consent to the sale of shares prior to the expiration of the lock-up period.

    Future Sales. In addition, MapQuest has agreed that during the lock-up period MapQuest will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, (i) consent to the disposition of any shares held by stockholders or option holders subject to lock-up agreements prior to the expiration of the lock-up period, (ii) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than MapQuest's sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans provided the options do not vest prior to the expiration of the lock-up period or (iii) file a Form S-8 registration statement. See "Shares Eligible for Future Sale."

    No Prior Public Market. Prior to this offering, there has been no public market for MapQuest's common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among MapQuest and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, financial information of MapQuest, market valuations of other companies that MapQuest and the representatives believe to be comparable to MapQuest, estimates of the business potential of MapQuest, the present state of MapQuest's development and other factors deemed relevant.

    Stabilization. The representatives of the underwriters have advised MapQuest that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has not been effectively placed by such underwriter or syndicate member. The representatives have advised MapQuest that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for MapQuest by Mayer, Brown & Platt, New York, New York, and for the underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

    The financial statements of MapQuest.com, Inc. at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and Registration Statement of which it forms a part, and the related financial statement schedule included elsewhere in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    MapQuest has filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Particular items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to MapQuest and the common stock offered by this prospectus, reference is made to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance that a copy of the contract or other document has been filed as an exhibit to the registration statement, reference is made to the exhibit filed, each statement being qualified in all respects by this reference. A copy of the registration statement, and the exhibits and schedules to the registration statement, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street., N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

    This prospectus includes statistical data regarding Internet usage and the advertising and marketing industry that were obtained from industry publications, including reports generated by Forrester Research Inc., International Data Corporation and Media Metrix, Inc. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While MapQuest believes these industry publications to be reliable, MapQuest has not independently verified their data. MapQuest also has not sought the consent of any of these organizations to refer to their reports in this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors............................................. F-2

Balance sheets at December 31, 1997 and 1998............................... F-3

Statements of Operations for the Years ended December 31, 1996, 1997 and
  1998..................................................................... F-4

Statements of Changes in Redeemable Preferred Stock, Common Stock, and
  Other Stockholders' Equity (Deficit) for the Years ended December 31,
  1996, 1997 and 1998...................................................... F-5

Statements of Cash Flows for the Years ended December 31, 1996, 1997 and
  1998..................................................................... F-6

Notes to Financial Statements.............................................. F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
MapQuest.com, Inc.

    We have audited the accompanying balance sheets of MapQuest.com, Inc. (formerly GeoSystems Global Corporation) as of December 31, 1997 and 1998, and the related statements of operations, changes in redeemable preferred stock, common stock, and other stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MapQuest.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP
Harrisburg, Pennsylvania
February 18, 1999

                               MAPQUEST.COM, INC.

                                 BALANCE SHEETS

                                              December 31           Pro Forma
                                       --------------------------  December 31
                                           1997          1998          1998
                                       ------------  ------------  ------------
                                                                   (Unaudited)
                                                                    (Note 15)
               ASSETS
Current assets:
  Cash and cash equivalents..........  $  2,482,090  $    564,087  $    564,087
  Accounts receivable, net of
    allowance for doubtful accounts
    (1997--$407,136; 1998--
    $469,726)........................     5,468,654     6,646,882     6,646,882
  Accounts receivable--affiliates....        57,500       127,989       127,989
  Inventories........................     1,686,117     1,364,608     1,364,608
  Contract work in progress..........       385,778       147,317       147,317
  Prepaid expenses and other current
    assets...........................     1,079,347       481,921       481,921
                                       ------------  ------------  ------------
      Total current assets...........    11,159,486     9,332,804     9,332,804
Property and equipment, net of
  accumulated depreciation (1997--
  $2,420,561; 1998--$3,433,368)......     1,830,324     1,844,324     1,844,324
Goodwill, net........................       208,763       178,212       178,212
Other assets.........................        22,650        94,901        94,901
                                       ------------  ------------  ------------
      Total assets...................  $ 13,221,223  $ 11,450,241  $ 11,450,241
                                       ============  ============  ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable...................  $  1,332,656  $  1,715,133  $  1,715,133
  Current portion of note payable....        51,716        48,108        48,108
  Accrued personnel costs............       450,287       561,714       561,714
  Advance billings on contracts......       346,383       498,108       498,108
  Deferred revenue...................       505,238     1,207,867     1,207,867
  Other accrued liabilities..........     1,012,809     1,000,940     1,000,940
                                       ------------  ------------  ------------
      Total current liabilities......     3,699,089     5,031,870     5,031,870
                                       ------------  ------------  ------------
Note payable, less current portion...        48,108           --            --
Payment to redeem Preferred Stock--
  Series B...........................           --            --      8,332,036
Convertible Redeemable Preferred
  Stock--Series A, voting, $1.00 per
  share redemption value, aggregate
  liquidation preference of
  $6,550,000:
  Issued and outstanding shares--
    actual, 6,550,000 in 1997 and
    1998; pro forma; none............     6,550,000     6,550,000           --
Cumulative Redeemable Preferred
  Stock--Series B, nonvoting, $6.15
  per share redemption value,
  aggregate liquidation preference of
  $7,815,737 in 1997 and $8,332,036
  in 1998:
  Issued and outstanding shares--
    actual, 1,270,851 in 1997 and
    1,354,802 in 1998; pro forma,
    none ............................     7,815,737     8,332,036           --
Convertible Redeemable Preferred
  Stock--Series C, voting, $3.51 per
  share redemption value, aggregate
  liquidation preference of
  $12,268,292:
  Issued and outstanding shares--
    actual, 3,495,354 in 1997 and
    1998; pro forma, none............    11,636,252    11,595,176           --
Notes receivable arising from
  issuance of preferred stock........      (290,835)     (290,835)          --
Stockholders' deficit:
  Common Stock--$.001 par value:
     Authorized shares--20,000,000
     Issued and outstanding shares--
       actual, 80,155 in 1997 and
       124,455 in 1998, pro forma,
       10,170,289                                80           125        10,170
  Notes receivable arising from
    issuance of preferred stock......           --            --       (290,835)
  Additional paid-in capital.........           --        140,245    18,275,376
  Retained deficit...................   (16,237,208)  (19,908,376)  (19,908,376)
                                       ------------  ------------  ------------
      Total stockholders' deficit....   (16,237,128)  (19,768,006)   (1,913,665)
                                       ------------  ------------  ------------
      Total liabilities and
        stockholders' deficit........  $ 13,221,223  $ 11,450,241  $ 11,450,241
                                       ============  ============  ============

                            See accompanying notes.

                               MAPQUEST.COM, INC.

                            STATEMENTS OF OPERATIONS

                                              Year ended December 31
                                        -------------------------------------
                                           1996         1997         1998
                                        -----------  -----------  -----------
Revenues
  Business............................. $ 7,019,461  $ 4,762,627  $ 6,536,153
  Consumer.............................     140,200    1,275,900    1,375,900
  Digital mapping......................  12,417,232   15,377,141   16,805,149
                                        -----------  -----------  -----------
     Total revenues....................  19,576,893   21,415,668   24,717,202
Cost of revenues.......................  12,319,513   15,302,409   17,645,800
                                        -----------  -----------  -----------
Gross profit...........................   7,257,380    6,113,259    7,071,402
Operating expenses
  Sales and marketing..................   4,454,791    7,256,519    5,243,377
  Product development..................   2,619,443    5,047,744    2,954,510
  General and administrative...........   1,901,857    1,811,391    2,326,191
                                        -----------  -----------  -----------
     Total operating expenses..........   8,976,091   14,115,654   10,524,078
Operating loss.........................  (1,718,711)  (8,002,395)  (3,452,676)
Interest income and expense, net.......     198,632      135,888       53,916
Other income...........................     243,900      267,384      243,891
                                        -----------  -----------  -----------
Loss before provision for income
  taxes................................  (1,276,179)  (7,599,123)  (3,154,869)
Provision for income taxes.............         --           --           --
                                        -----------  -----------  -----------
     Net loss..........................  (1,276,179)  (7,599,123)  (3,154,869)
Less preferred stock dividends and
  accretion............................    (525,320)    (623,266)    (667,223)
                                        -----------  -----------  -----------
Net loss applicable to common
  stockholders......................... $(1,801,499) $(8,222,389) $(3,822,092)
                                        ===========  ===========  ===========
Basic and diluted loss per share....... $    (23.87) $   (106.48) $    (32.64)
                                                                  ===========
Shares used to compute basic and
  diluted loss per share...............      75,474       77,222      117,112
                                        ===========  ===========  ===========
Pro forma basic and diluted loss per
  share................................                           $     (0.36)
                                                                  ===========
Shares used to compute pro forma basic
  and diluted loss per share...........                            10,162,466


                            See accompanying notes.

                               MAPQUEST.COM, INC.

       STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK, COMMON STOCK,
                    AND OTHER STOCKHOLDERS' EQUITY (DEFICIT)

                                                                  Notes
                         Convertible Cumulative  Convertible    Receivable
                         Redeemable  Redeemable   Redeemable   Arising from Convertible
                          Preferred   Preferred   Preferred    Issuance of   Preferred         Additional
                           Stock--     Stock--     Stock--      Preferred     Stock--   Common    Paid        Retained
                          Series A    Series B     Series C       Stock      Series A   Stock  in Capital      Deficit
                         ----------- ----------- ------------  ------------ ----------- ------ -----------  -------------
Balance at December 31,
  1995.................. $       --  $ 6,877,136 $        --    $  (87,500)  $ 65,150   $  74  $ 1,238,560  $  (1,003,071)
 Net loss...............         --          --           --           --         --      --           --      (1,276,179)
 Payment on notes
   receivable...........         --          --           --        31,168        --      --           --             --
 Dividends..............         --      454,295          --           --         --      --           --        (525,320)
 Issuance of 35,000
   shares convertible
   preferred stock--
   Series A.............         --          --           --       (31,500)       350     --        34,650            --
 Exercise of 2,620
   options..............         --          --           --           --         --        2          260            --
                         ----------- ----------- ------------   ----------   --------   -----  -----------  -------------
Balance at December 31,
  1996..................         --    7,331,431          --       (87,832)    65,500      76    1,273,470     (2,804,570)
 Net loss...............         --          --           --           --         --      --           --      (7,599,123)
 Payment on notes
   receivable...........         --          --           --        21,132        --      --           --             --
 Dividends..............         --      484,306          --           --         --      --           --        (560,023)
 Exercise of 3,820
   options..............         --          --           --           --         --        4          781            --
 Addition of redemption
   feature to Series A
   preferred stock......   6,550,000         --           --           --     (65,500)    --    (1,274,251)    (5,210,249)
 Issuance of 3,495,354
   shares convertible
   preferred stock--
   Series C, net........         --          --    11,573,009     (224,135)       --      --           --             --
 Accretion of redeemable
   preferred stock to
   redemption value.....         --          --        63,243          --         --      --           --         (63,243)
                         ----------- ----------- ------------   ----------   --------   -----  -----------  -------------
Balance at December 31,
  1997.................. $ 6,550,000 $ 7,815,737 $ 11,636,252   $ (290,835)  $    --    $  80  $       --   $ (16,237,208)
 Net loss...............         --          --           --           --         --      --           --      (3,154,869)
 Dividends..............         --      516,299          --           --         --      --           --        (516,299)
 Exercise of 44,300
   options..............         --          --           --           --         --       45        7,519            --
 Issuance of 193,420
   warrants.............         --          --      (192,000)         --         --      --       192,000            --
 Issuance of 15,284
   warrants for
   services.............         --          --           --           --         --      --        53,650            --
 Accretion of redeemable
   preferred stock to
   redemption value.....         --          --       150,924          --         --      --      (150,924)           --
 Compensation related to
   stock options........         --          --           --           --         --      --        38,000            --
                         ----------- ----------- ------------   ----------   --------   -----  -----------  -------------
Balance at December 31,
  1998.................. $ 6,550,000 $ 8,332,036 $ 11,595,176   $ (290,835)  $    --    $ 125  $   140,245  $ (19,908,376)
                         =========== =========== ============   ==========   ========   =====  ===========  =============

                            See accompanying notes.

                               MAPQUEST.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                Year ended December 31
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
Operating activities
Net loss................................  $(1,276,179) $(7,599,123) $(3,154,869)
Adjustments to reconcile net loss to net
  cash used in operating activities:
 Depreciation...........................      527,990      816,369    1,074,875
 Amortization...........................       30,550       30,550       30,551
 Provision for doubtful accounts........      232,500      262,388      271,598
 Issuance of warrants for services......          --           --        53,650
 Compensation expense related to
   options..............................          --           --        38,000
 Equity in earnings of joint venture....     (282,461)    (256,068)    (291,558)
 Dividends received from joint venture..      285,273      288,556      285,976
 Loss (gain) on disposal of property and
   equipment............................          --        59,758       (3,089)
 Changes in operating assets and
   liabilities, net of effects from
   acquisition of a business:
  Accounts receivable...................   (1,505,806)  (1,115,351)  (1,449,823)
  Accounts receivable--affiliates.......       10,154       72,400      (70,489)
  Inventories...........................      (20,778)  (1,182,649)     321,509
  Contract work in progress.............     (151,563)     (60,575)     238,461
  Prepaid expenses......................     (231,318)    (724,940)     597,426
  Other assets..........................      (16,694)      14,659      (94,638)
  Accounts payable......................      448,974      448,374      382,447
  Advance billings on contracts.........      471,473     (688,387)     151,726
  Deferred revenue......................          --       396,807      702,629
  Accrued personnel costs and other
    liabilities.........................      316,892     (257,500)      99,557
                                          -----------  -----------  -----------
Net cash used in operating activities...   (1,160,993)  (9,494,732)    (816,061)
Investing activities
Property and equipment purchases........   (1,190,210)  (1,354,690)  (1,062,126)
Proceeds from disposal of property and
  equipment.............................          --        32,264        4,340
Purchase of Interarts' assets...........     (328,600)         --           --
                                          -----------  -----------  -----------
Net cash used in investing activities...   (1,518,810)  (1,322,426)  (1,057,786)
Financing activities
Proceeds from note payable..............          --       131,468          --
Principal payments on debt..............          --       (32,499)     (51,716)
Proceeds from issuance of Series A
  convertible preferred stock...........        3,500          --           --
Net proceeds from issuance of Series C
  convertible preferred stock...........          --    11,348,874          --
Exercise of common stock options........          262          785        7,560
Principal payments received on notes
  receivable arising from issuance of
  preferred stock.......................       31,168       21,132          --
Cash dividends paid.....................      (69,889)     (74,506)         --
                                          -----------  -----------  -----------
Net cash provided by (used in) financing
  activities............................      (34,959)  11,395,254      (44,156)
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
  equivalents...........................   (2,714,762)     578,096   (1,918,003)
Cash and cash equivalents at the
  beginning of the year.................    4,618,756    1,903,994    2,482,090
                                          -----------  -----------  -----------
Cash and cash equivalents at the end of
  the year..............................  $ 1,903,994  $ 2,482,090  $   564,087
                                          ===========  ===========  ===========
Supplemental cash flow information
Stock dividends paid on Preferred Stock
  Series B..............................  $   454,294  $   484,306  $   516,299
                                          ===========  ===========  ===========
Dividends accrued on Preferred Stock
  Series B..............................  $    18,329  $    19,540  $       --
                                          ===========  ===========  ===========
Notes receivable received for stock.....  $    31,500  $   224,135  $       --
                                          ===========  ===========  ===========

                            See accompanying notes.

                               MAPQUEST.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. Business and Accounting Policies

 Business

    In February 1999, GeoSystems Global Corporation changed its name to MapQuest.com, Inc. MapQuest.com, Inc. ("MapQuest" or the "Company") is an online provider of mapping and destination information through its Web site, mapquest.com. MapQuest's proprietary integration and editing of geographic databases enable it to provide comprehensive mapping solutions to businesses and provide customized maps, destination information and driving directions to consumers. Consumers can also purchase maps and cartography information from MapQuest's MapStore located on mapquest.com.

    MapQuest is also a United States provider of traditional digital mapping products and services to the educational, reference, directory, travel and governmental markets. In addition, companies that incorporate call centers, CD-ROMs or stand-alone driving direction kiosks into their information delivery strategy require non-Internet customized mapping solutions. MapQuest has developed its map-enabling software to promote the rapid development of mapping applications in these environments.

 Revenue Recognition

    Contracts with businesses for Internet products and services are generally on an annual basis and consist of a one-time setup fee and annual service or license fee. The one-time setup fee is based on costs incurred to initially integrate the Web site connection and is recognized upon installation of the connection. The remaining service or license fee is recognized ratably over the contract period.

    Royalty revenues are recognized when earned based on the revenues generated by the sale of a licensed product or based on the minimum royalty provisions in the related contract. Revenue from the sale of licenses to its customers for the use of MapQuest's geographic systems or products are generally recognized upon delivery of the licensed systems or products if no significant obligations exist. If a maintenance or upgrade obligation exists, revenues are recognized ratably over the obligation period. MapQuest's license agreements have terms generally ranging from one to three years.

    Revenues from long-term fixed price contracts for the development of customized geographic and cartographic data are recognized on the percentage of completion method, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract. Revenues recognized in excess of amounts billed are classified as contract work in progress. Amounts billed to clients for contracts in excess of revenues recognized to date are classified as advance billings on contracts.

    Advertising revenue is recognized ratably over the period in which the advertisements are displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. The average duration of MapQuest's advertising arrangements is one to two months. In certain circumstances, MapQuest guarantees a certain level of impressions. If the guaranteed impressions are not met, MapQuest defers recognition of the corresponding revenue until the guaranteed impressions are provided.

    Barter revenues are recognized in connection with agreements in which MapQuest receives advertising or other goods and services in exchange for content or advertising on mapquest.com. Barter transactions are

                               MAPQUEST.COM, INC.

recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the content or advertisements given. Barter transactions accounted for approximately 0%, 1% and 2% of revenues during 1996, 1997 and 1998, respectively.

    Revenues from all other services provided and products sold or licensed are recognized when the services are rendered or delivery of the product is made and no significant MapQuest obligations remain outstanding.

 Product Development

    Product development expenses in the accompanying statements of operations include the costs to develop new products and services and to modify existing products and services, including software and data. These costs consist primarily of salaries for product development personnel and related expenses, contract labor expense, and consulting fees. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. As a result, the Company has expensed software development costs.

 Statements of Cash Flows

    For purposes of the statements of cash flows, the Company considers all cash and highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Fair Values of Financial Instruments

    The carrying amounts of cash and cash equivalents, notes receivable and notes payable approximate fair value because of the short-term maturity of these instruments.

 Inventories

    Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method.

 Property and Equipment

    Property and equipment consisting primarily of computer hardware are stated at historical cost. Depreciation is computed principally using the straight-line method over the estimated useful life of assets ranging from 3 to 5 years.

 Goodwill

    Goodwill, principally from the acquisition of Maryland Cartographics, Inc. in July 1994, represents the excess of cost over fair value of net assets acquired and is being amortized over 10 years using the straight-line method. As of December 31, 1997 and 1998, accumulated amortization was $96,744 and $127,295, respectively.

 Accounting for Stock-Based Compensation

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including

                               MAPQUEST.COM, INC.

employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the fair value method. The Company accounts for its stock-based compensation plans in accordance with the provisions of APB 25.

 Advertising Costs

    Advertising costs are expensed as incurred. Advertising costs for 1996, 1997 and 1998 amounted to $332,300, $779,000 and $741,600, respectively, and include barter advertising costs for 1997 and 1998 of $148,000 and $538,000, respectively.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Inventories

    Inventories are comprised of the following:

                                                                December 31
                                                           ---------------------
                                                              1997       1998
                                                           ---------- ----------
   Materials.............................................. $  240,000 $   96,006
   Work-in-process........................................    207,838    336,123
   Finished goods.........................................  1,238,279    932,479
                                                           ---------- ----------
                                                           $1,686,117 $1,364,608
                                                           ========== ==========

3. Asset Purchase--Interarts

    Effective April 1, 1996, the Company acquired certain assets, primarily inventory, of Interarts, Ltd. (Interarts) for $328,600. Interarts is an upscale niche publisher of reference maps, atlases and products that use map images. This transaction was accounted for in accordance with the purchase method of accounting for business combinations. No goodwill has been recognized by the Company in connection with this transaction. The operating results of Interarts are included in the Company's results of operations from the effective date of the acquisition. Pro forma information about operating results assuming Interarts was acquired at the beginning of 1996 is not presented because it would not differ materially from reported results.

4. Debt Arrangements

    The Company has a $5,000,000 secured line of credit payable on demand with a financial institution. Borrowings under the line of credit are limited to 80% of the Company's qualified accounts receivable that are within 90 days of invoice. Under the agreement, the Company may choose an interest rate based on the following options: prime rate, a fixed rate as offered by the Bank from time to time for varying periods up to 180 days or at the LIBOR Rate plus 1.75% for periods of 30, 60, 90 or 180 days. No amount was drawn on the line at December 31, 1997 or 1998.

                               MAPQUEST.COM, INC.

    The Company entered into a promissory note during 1997. Terms of repayment require thirty consecutive monthly payments of principal and interest. Interest on the outstanding principal is fixed at a rate of 9%.

5. Preferred Stock and Stockholders' Equity

 Restated Certificate of Incorporation

    On July 17, 1997, the Company filed a Restated Certificate of Incorporation with the State of Delaware in conjunction with the purchase and sale of Series C Preferred Stock. The Restated Certificate of Incorporation authorizes the Company to issue 35,000,000 shares, of which 20,000,000 shares are designated Common Stock and 15,000,000 shares are designated Preferred Stock. Of the Preferred Stock, 6,550,000 shares are designated Series A Preferred, 2,000,000 shares are designated Series B Preferred, 3,800,000 shares are designated Series C Preferred and 2,650,000 shares are undesignated as to series.

 Series A Preferred Stock

    The Company is authorized to issue 6,550,000 shares (10,000,000 shares as of December 31, 1996) of noncumulative, convertible, voting Series A Preferred Stock. Effective July 17, 1997, a redemption feature was added and the issued and outstanding shares were reclassified outside of stockholders' equity. At the option of the Holder, each share of Series A Preferred Stock is convertible into Common Stock at a conversion rate of one share of Common Stock for each share of Series A Preferred Stock. Each share of Series A Preferred Stock automatically converts into shares of Common Stock, either (i) immediately prior to the closing of the Company's initial underwritten public offering pursuant to a Registration Statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1993, as amended, and having an aggregate offering to the public of not less than $15,000,000 or (ii) upon the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, whichever is earlier. The Series A Preferred Stock ranks senior to the Common Stock as to dividend, liquidation, and redemption rights. The Series A Preferred Stock ranks junior to the Series B Preferred Stock and the Series C Preferred Stock as to dividend, liquidation and redemption rights. Each share of Series A Preferred Stock issued and outstanding has a number of votes equal to the number of shares into which such share of Series A Preferred Stock is then convertible. Subject to the prior and superior rights of the holders of the shares of Series B Preferred Stock and shares of Series C Preferred Stock, upon written notice at least 120 days prior to December 31 of any calendar year from, and including, the year 2002, by the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, the Company shall be required to redeem all of the issued, outstanding and nonredeemed shares of Series A Preferred Stock held by each holder of Series A Preferred Stock at a redemption price per share of $1.00 plus an amount equal to all declared but unpaid dividends on the Series A Preferred Stock. The redemption would be payable in three annual installments. No dividends may be paid on the Series A Preferred Stock unless the Company has fulfilled its dividend obligations on the Series B Preferred Stock and Series C Preferred Stock. The Series A Preferred Stock has an annual cash dividend rate of $.075 per share when and as declared by the Board of Directors. The Company has reserved 6,550,000 shares of Common Stock for issuance upon conversion of Series A Preferred Stock.

    Pursuant to the terms of the stock purchase agreement dated October 31, 1994, the Company sold 215,000 shares of its Series A Preferred Stock at a purchase price of $1 per share to the Company's then existing management. The aggregate purchase price of $215,000 was paid $127,500 in cash and $87,500 in notes due October 31, 1999. The notes bear interest at a rate of 7.5% compounded annually. Payments are due annually in an amount that is the lesser of one-fifth of the principal balance or 50% of any bonus to which each employee is entitled. The notes are secured by the shares purchased, with shares released to the extent each note is paid. At December 31, 1997 and 1998, outstanding notes receivable in conjunction with this stock purchase was $35,200.

                               MAPQUEST.COM, INC.

    On March 26, 1996, pursuant to the terms of an Employment Agreement dated October 31, 1994, the Company sold 35,000 shares of its Series A Preferred Stock at a purchase price of $1 per share to a member of the Company's then existing management. The aggregate purchase price of $35,000 was paid $3,500 in cash and $31,500 in a note due October 31, 2000. The note bears interest at a rate of 7.5% compounded annually. The repayment terms were modified pursuant to a severance agreement in 1997. The payment of the note, inclusive of interest, is due on the earlier of September 30, 2000 or the date on which the severed employee transfers all shares of the employee's Series A Preferred Stock. The note is secured by the shares purchased with shares released to the extent the note is paid. At December 31, 1997 and 1998, outstanding notes receivable in conjunction with this stock purchase was $31,500.

 Series B Preferred Stock

    The Company is authorized to issue 2,000,000 shares of cumulative, redeemable, nonvoting Series B Preferred Stock. Holders of shares of Series B Preferred Stock are entitled to a cumulative dividend, payable semiannually, at the annual rate of $.46125 per share with respect to dividends payable on or prior to December 31, 1997 and $.39975 per share with respect to dividends payable after December 31, 1997. The dividend may be paid in cash or a combination of cash and additional shares of Series B Preferred Stock; however, at least 13.33% of the dividend payable in any period on or prior to December 31, 1997 shall be payable in cash. As of December 31, 1997 and 1998, there were no dividends in arrears. Subject to the prior written consent of the holders of a majority of the shares of Series C Preferred Stock then issued and outstanding, the Series B Preferred Stock is redeemable at the option of the Company at any time at a price of $6.15 per share, payable in cash or a combination of cash and subordinated convertible debentures. Subject to the prior and superior rights of holders of Series C Preferred Stock, the Series B Preferred Stock is also redeemable at the option of the holders upon written notice at least 120 days prior to December 31 of any calendar year from and including the year 2002, by the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock, at a price of $6.15 per share payable in cash, plus an amount equal to all dividends accrued and unpaid thereon to the redemption date. The redemption would be payable in three annual installments. The Series B Preferred Stock ranks senior to the Series A Preferred Stock and the common stock as to dividend, liquidation and redemption rights. The Series B Preferred Stock ranks senior to the Series C Preferred Stock as to dividend rights and junior to the Series C Preferred Stock as to liquidation and redemption rights.

    During 1996, 1997 and 1998 the Company paid dividends totaling $524,183, $558,812 and $516,299, respectively, on Series B Preferred Stock. These dividends included cash dividends of $69,889, $74,506 and -0- and stock dividends of $454,295, $484,306 and $516,299, during 1996, 1997 and 1998, respectively. The stock dividends were based on the issuance of additional shares of Series B Preferred Stock of 73,869, 78,749 and 83,951 shares during 1996, 1997 and 1998, respectively, using a value of $6.15 per share.

 Series C Preferred Stock

    The Company is authorized to issue 3,800,000 shares (0 shares as of December 31, 1996) of noncumulative, redeemable, convertible, voting Series C Preferred Stock. At the option of the holder, each share of Series C Preferred Stock is convertible into Common Stock at a conversion rate of one share of Common Stock for each share of Series C Preferred Stock. Each share of Series C Preferred Stock automatically converts into shares of Common Stock, immediately prior to the closing of the Company's initial underwritten public offering pursuant to a Registration Statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1993, as amended, in which the aggregate proceeds to the Company equal at least $15,000,000 and in which the price per share of Common Stock equals or exceeds $7.02 per share (as adjusted for stock splits, stock dividends, recapitalizations and similar events). Each share of Series C Preferred Stock issued and outstanding has a number of votes equal to the number of

                               MAPQUEST.COM, INC.

shares into which such share of Series C Preferred Stock is then convertible. The Series C Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock as to liquidation and redemption rights and ranks senior to the Common Stock and the Series A Preferred Stock with respect to the payment of dividends. The Series C Preferred Stock ranks junior to the Series B Preferred Stock with respect to the payment of dividends. The Series C Preferred Stock has an annual cash dividend rate of $.26325 per share when and as declared by the Board of Directors. Upon written notice at least 120 days prior to December 31 of any calendar year from, and including, the year 2002, by the holders of at least two-thirds of the then outstanding shares of Series C Preferred Stock, the Company shall be required to redeem all of the issued, outstanding and nonredeemed shares of Series C Preferred Stock held by each holder of Series C Preferred Stock at a redemption price per share of $3.51 plus an amount equal to all declared but unpaid dividends on the Series C Preferred Stock. The redemption would be payable in three annual installments. The Company has reserved 3,495,354 shares of Common Stock for issuance upon conversion of Series C Preferred Stock.

    Pursuant to the terms of the stock purchase agreement dated July 17, 1997, the Company sold 3,431,498 shares of its Series C Preferred Stock at a purchase price of $3.51 per share. The aggregate purchase price of $12,044,558 was paid in cash. The difference between the aggregate purchase price net of the warrants issued during 1998 is being accreted to the redemption value through 2002. Accretion totaled $63,243 and $150,924 during 1997 and 1998, respectively.

    On November 1, 1997, the Company sold 63,856 shares of its Series C Preferred Stock at a purchase price of $3.51 per share to members of the Company's then existing management. The aggregate purchase price of $224,135 was paid by $224,135 in notes due November 1, 2004. The notes bear interest at a rate of 7.0% compounded annually. Payments are due annually, commencing in the year 2000, in an amount that is the lesser of one-fifth of the principal balance or 50% of any bonus to which each employee is entitled. The note is secured by the shares purchased with shares released to the extent the note is paid. At December 31, 1997 and 1998, outstanding notes receivable in connection with this stock purchase were $224,135.

 Common Stock

    As of December 31, 1998, the Company has a total of 13,251,371 shares of Common Stock reserved for future issuance.

6. Stock Options and Warrants

 1995 Stock Option Plan

    As of December 31, 1998, 2,308,751 shares of the Company's Common Stock were reserved for issuance under the GeoSystems Global Corporation 1995 Stock Option Plan (the Plan), under which the Company may grant stock options to key employees and consultants. Each option entitles the holder to purchase from the Company one share of Common Stock at an exercise price which shall not be less than the fair market value of one share of stock on the date of grant. These options vest generally over five years and expire ten years from the date of grant.

                               MAPQUEST.COM, INC.

    Changes during the years ended December 31, 1996, 1997 and 1998 in options outstanding were as follows:

                                                   Number of  Exercise Price
                                                    Options     Per Option
                                                   ---------  --------------
   Balance at January 1, 1996.....................   509,450   $      0.10
   Granted during 1996............................   396,733   $      0.10
   Granted during 1996............................   135,300   $      0.15
   Granted during 1996............................   159,000   $      1.00
   Exercised......................................    (2,620)  $      0.10
   Forfeited......................................   (10,080)  $      0.10
                                                   ---------   -----------
   Outstanding at December 31, 1996............... 1,187,783   $ .10-$1.00
   Granted during 1997............................   345,807   $      1.00
   Exercised......................................    (1,200)  $      0.10
   Exercised......................................    (2,300)  $      0.15
   Exercised......................................      (320)  $      1.00
   Forfeited......................................   (99,576)  $      0.10
   Forfeited......................................    (9,200)  $      0.15
   Forfeited......................................   (29,638)  $      1.00
                                                   ---------   -----------
   Outstanding at December 31, 1997............... 1,391,356   $ .10-$1.00
   Granted during 1998............................   821,500   $      1.00
   Exercised......................................   (29,100)  $      0.10
   Exercised......................................   (12,500)  $      0.15
   Exercised......................................    (2,700)  $      1.00
   Forfeited......................................  (204,391)  $      0.10
   Forfeited......................................   (50,000)  $      0.15
   Forfeited......................................  (118,739)  $      1.00
                                                   ---------   -----------
   Outstanding at December 31, 1998............... 1,795,426   $0.10-$1.00
                                                   =========   ===========

    During June, 1998 the Company accelerated the vesting and extended the exercise period of options in connection with a severance agreement for the former President and recorded compensation expense of $38,000.

    Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of the options was estimated at date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                        1996    1997    1998
                                                       ------- ------- -------
   Assumptions
   Volatility factor of the expected market price of
    the Company's common stock........................     .5%     .5%     .5%
   Average risk free interest rate....................    6.9%    6.9%    6.9%
   Dividend yield.....................................    0.0%    0.0%    0.0%
   Average life....................................... 5 years 5 years 5 years

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models

                               MAPQUEST.COM, INC.

require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                          1996         1997         1998
                                       -----------  -----------  -----------
   Pro forma net loss applicable to
    common stockholders............... $(1,801,499) $(8,224,195) $(3,849,034)
   Pro forma basic and diluted loss
    per share......................... $    (23.87) $   (106.50) $    (32.87)

    Additional information with respect to outstanding options as of December 31, 1998 is as follows:

                                                                       Options
                                              Options Outstanding    Exercisable
                                             ----------------------- -----------
                                                          Weighted
                                                           Average
                                                          Remaining
                                             Number of   Contractual  Number of
                Exercise Prices               Options       Life       Options
                ---------------              ----------  ----------- -----------
   $0.10....................................    559,216      6.7       386,357
   $0.15....................................     61,300      7.5        33,200
   $1.00....................................  1,174,910      8.5       247,924
                                             ----------                -------
   $0.10 - $1.00............................  1,795,426                667,481
                                             ==========                =======

    The weighted average fair value of options granted during 1996, 1997 and 1998 was $0, $0.15 and $0.29, respectively.

    On December 31, 1998 the Company granted 233,750 options for which the exercise price per share will be the initial public offering price determined upon completion of the offering the Company intends to make (see Note 15). These options are excluded from the disclosures in this Note 6.

 Warrants

    As of December 31, 1998, there were 144,540 warrants outstanding under which each warrant entitles the holder to purchase one share of the Company's Common Stock for $.10 per share. The warrants were issued for $.01 per warrant in connection with the original Series A Preferred Stock Purchase Agreement dated October 31, 1994. The warrants expire upon the earlier of October 31, 2004 or the fifth anniversary of an initial public offering. The Company has reserved 144,540 shares of common stock for issuance upon exercise of the warrants.

    As of December 31, 1998, there were 150,633 warrants outstanding under which each warrant entitles the holder to purchase one share of the Company's common stock for $3.51. The warrants were issued for $1,000 in connection with the Purchase and Sale of Series C Preferred Stock Agreement. The warrants expire on July 18, 2002. The Company has reserved 150,633 shares of common stock for issuance upon exercise of the warrants.

                               MAPQUEST.COM, INC.

    As of December 31, 1998, there were 353,388 warrants outstanding under which each warrant entitles the holder to purchase one share of the Company's common stock for $2.81 per share. The warrants were issued in connection with a distribution agreement the Company executed in 1997. The warrants expire on the earlier of April 22, 2002 or upon termination of the agreement. The Company has reserved 353,388 shares of common stock for issuance upon exercise of the warrants.

    As of December 31, 1998, there were 193,419 warrants outstanding under which each warrant entitles the holder to purchase one share of the Company's common stock for $.01 per share. The warrants were issued during May 1998 to certain holders of Series C Preferred Stock in connection with the original issuance of the Series C Preferred Stock. The warrants expire on April 30, 2008. The Company has reserved 193,419 shares of common stock for issuance upon exercise of the warrants.

    As of December 31, 1998, there were 15,284 warrants outstanding under which each warrant entitles the holder to purchase one share of the Company's common stock for $3.51. The warrants were issued for services rendered by an outside party. The warrants expire in September 2003.

7. Loss Per Share

    The following table sets forth the computation of basic and diluted loss per share:

                                            1996         1997         1998
                                         -----------  -----------  -----------
   Numerator:
     Net loss..........................  $(1,276,179) $(7,599,123) $(3,154,869)
     Preferred stock dividends.........     (525,320)    (560,023)    (516,299)
     Accretion of redeemable preferred
      stock............................          --       (63,243)    (150,924)
                                         -----------  -----------  -----------
     Numerator for loss per share ap-
      plicable to common stockholders..  $(1,801,499) $(8,222,389) $(3,822,092)
                                         ===========  ===========  ===========
   Denominator:
     Denominator for basic and diluted
      loss per share--weighted-average
      shares...........................       75,474       77,222      117,112
   Basic and diluted loss per common
    share..............................  $    (23.87) $   (106.48) $    (32.64)
                                         ===========  ===========  ===========

    The following securities and number of shares have been excluded from the diluted per share computation as they are antidilutive:

                                                  1996      1997      1998
                                                --------- --------- ---------
   Convertible redeemable preferred stock Se-
    ries A.....................................       --  6,550,000 6,550,000
   Convertible redeemable preferred stock Se-
    ries C.....................................           3,495,354 3,495,354
   Convertible preferred stock Series A........ 6,550,000       --        --
   Stock options............................... 1,187,783 1,391,356 1,795,426
   Stock warrants..............................   144,540   648,561   857,264

                               MAPQUEST.COM, INC.

    The following table sets forth the computation of pro forma basic and diluted loss per share, assuming conversion of the shares of Series A Preferred Stock and Series C Preferred Stock to shares of common stock and the redemption of the shares of Series B Preferred Stock outstanding at December 31, 1998 at the beginning of the year ended December 31, 1998. However, the issuance of common shares for the redemption of the Series B Preferred Stock has not been reflected in the following table since an assumed offering price has not been included on a pro forma basis.

                                                                      1998
                                                                   -----------
   Numerator:
     Net loss applicable to common stockholders..................  $(3,822,092)
     Redeemable preferred stock--Series C accretion..............      150,924
     Preferred stock dividends on cumulative preferred stock--Se-
      ries B.....................................................          --
                                                                   -----------
     Numerator for pro forma basic and diluted loss per share....  $(3,671,168)
   Denominator:
     Weighted average number of common shares....................      117,112
     Assumed conversion of preferred shares to common shares.....   10,045,354
     Assumed issuance of common shares to redeem Series B Pre-
      ferred Stock...............................................          --
                                                                   -----------
     Denominator for pro forma basic and diluted loss per share..   10,162,466
     Pro forma basic and diluted loss per share..................  $     (0.36)

8. Income Taxes

    No provision for income taxes has been recorded as the Company has incurred net operating losses during 1996, 1997 and 1998.

    The tax effects of temporary differences and net operating loss and credit carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows:

                                                            December 31
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
   Current deferred tax assets:
     Allowance for doubtful accounts................  $    84,040  $   146,324
     Other..........................................      481,607      496,126
   Non-current deferred tax assets:
     Depreciation...................................      291,329      194,640
     Net operating loss and credit carryforwards....    3,486,589    4,746,255
                                                      -----------  -----------
   Total deferred tax assets........................    4,343,565    5,583,345
   Valuation allowances for deferred tax assets.....   (4,343,565)  (5,583,345)
                                                      -----------  -----------
     Net deferred tax assets........................  $       --   $       --
                                                      ===========  ===========

    Due to the uncertainty of the realization of the assets, a valuation allowance has been provided. The valuation allowance was increased by $717,000, $2,618,565 and $1,239,780 for the years ended December 31, 1996, 1997 and 1998, respectively.

    As of December 31, 1998, the Company has net operating loss carryforwards of approximately $11,680,000, which expire between 2009 and 2018, and research and development tax credit carryforwards of approximately $623,000, which expire during 2010 and 2013. The utilization of approximately $10,035,000 of such net operating loss carryforwards and $561,000 of such research and development tax credit carryforwards is subject to an annual limitation of approximately $1,300,000, pursuant to Section 382 of the Internal Revenue Code.

                               MAPQUEST.COM, INC.

9. Segment Information

    The Company has two reportable segments: MapQuest Business/Consumer and Digital Mapping Services. The MapQuest Business/Consumer segment provides products and services to address the web-based destination information needs of both businesses and consumers. The Digital Mapping Services segment provides non-internet mapping products and services to the education, reference, directory, travel and governmental markets as well as providing customized mapping solutions to various other customers. Revenues are derived principally from the United States.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on gross profit and does not allocate assets to the reportable segments since management does not evaluate segment performance based on asset information and common assets are used in the segments. Accordingly, depreciation expense is not included in the information set forth below.

    The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

                                                   Year ended December 31
                                                -------------------------------
                                                  1996       1997       1998
                                                ---------  ---------  ---------
                                                        In thousands
   Business segment revenues:
     MapQuest consumer/business-trade.........  $ 7,159.7  $ 6,038.6  $ 7,912.0
     Digital mapping services-trade...........   12,417.2   15,377.1   16,805.1
                                                ---------  ---------  ---------
   Total......................................  $19,576.9  $21,415.7  $24,717.1
                                                =========  =========  =========
   Business segment profit:
     MapQuest consumer/business...............    2,834.5    1,503.4    3,103.2
     Digital mapping services.................    4,422.9    4,609.9    3,968.1
                                                ---------  ---------  ---------
   Total segment profit.......................    7,257.4    6,113.3    7,071.3
   Reconciling items:
     Operating expenses.......................   (8,976.1) (14,115.7) (10,524.1)
     Other and interest income................      442.5      403.3      297.9
                                                ---------  ---------  ---------
   Pre-tax loss...............................  $(1,267.2) $(7,599.1) $(3,154.9)
                                                =========  =========  =========

10. Leases

    The Company leases certain office and warehouse space from one of its stockholders under operating leases. The Company also leases other office space and office equipment from unrelated parties under operating leases. Future lease commitments are as follows:

      1999........................................................... $1,039,000
      2000...........................................................    848,000
      2001...........................................................    754,000
      2002...........................................................    758,000
      2003...........................................................    762,000
      Thereafter.....................................................  2,351,000
                                                                      ----------
                                                                      $6,512,000
                                                                      ==========

                               MAPQUEST.COM, INC.

    Rental expense for the years ended December 31, 1996, 1997 and 1998, was $683,000, $1,131,000 and $1,033,000, respectively.

11. Retirement Savings Plan

    The Company sponsors a defined contribution retirement savings plan for substantially all of its employees. Employees may elect to defer up to 15% of their salary. The Company has the option to match up to 100% of the employees' contribution up to 2% of their salary. The expense incurred related to this plan was $161,549, $209,235 and $189,512 during the years ended December 31, 1996, 1997 and 1998, respectively.

12. Related Party Transactions

    The Company paid a management fee of $75,000 to a stockholder during 1996 and 1997, respectively. In connection with the Purchase and Sale of Series C Preferred Stock Agreement, the $75,000 annual management fee arrangement was terminated effective July 17, 1997. The Company incurred rent expense of $112,000, $35,591 and $16,597 related to leases with one of its stockholders during 1996, 1997 and 1998, respectively. The Company recorded sales to its stockholders of $475,000, $432,320 and $513,626 during 1996, 1997 and 1998, respectively. Also, the Company recorded sales to other affiliates of $181,000, $1,290,900 and $2,022,000 during 1996, 1997 and 1998, respectively. As of
December 31, 1998, the Company's accounts receivable - affiliates was $127,989.

13. Concentration of Credit Risk

    For the years ended December 31, 1996, 1997 and 1998, sales to the Company's top four customers represented 38%, 25% and 18% of total sales, respectively. During 1996, one customer represented 16% of total sales.

14. Commitments and Contingencies

 Minimum Annual Royalties

    The Company has guaranteed payment of the following minimum annual royalties under a distribution agreement for each of the following years:

                                                                     Minimum
      Year ended December 31                                      Annual Royalty
      ----------------------                                      --------------
      1997......................................................    $  166,667
      1998......................................................       345,833
      1999......................................................       462,500
      2000......................................................       500,000
      2001......................................................       500,000
      2002......................................................       125,000
                                                                    ----------
        Total...................................................    $2,100,000
                                                                    ==========

 Contingencies

    On December 14, 1998, Mark Tornetta filed a lawsuit against Moore U.S.A., Inc. in the United States District Court for the Eastern District of Pennsylvania. The Company is defending this matter pursuant to an indemnity provision in its contract with Moore U.S.A., Inc. Mr. Tornetta's patent describes a specific method for searching real estate properties, which Mr. Tornetta alleges is infringed by Moore U.S.A., Inc.'s online real

                               MAPQUEST.COM, INC.

estate service. The Company believes that the claims of the patent are not infringed by the Company, and/or the patent is invalid. While the litigation is in the early stage, and its outcome cannot be predicted, the Company believes that this litigation is without merit, and intends to defend this action vigorously.

    On January 26, 1999, Civix-DDI, LLC filed a lawsuit in the United States District Court for the District of Colorado against twenty different defendants, including the Company. Seven of these defendants are licensees of the Company's technology and may have rights to indemnification under their respective agreements or at law. The complaint alleges infringement by the Company of two patents, by manufacture, use, sale, and offers to sell the Company's electronic yellow page services, systems and products. The Company believes that the claims of the patents are not infringed by the Company, and/or the patents are invalid. While the litigation is in the early stage, and its outcome cannot be predicted, the Company believes that this litigation is without merit, and intends to defend this action vigorously.

    The Company periodically receives notices of claims arising out of the normal course of business. In the opinion of management, these matters will not have a material effect on the Company's financial position, results of operations, or liquidity.

15. Subsequent Events

    During January 1999, the Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for an initial public offering of shares of its common stock. Prior to the closing of the offering, the Company intends to effect a stock split. Concurrently with the offering, the Company intends to establish an employee stock purchase plan under which a total of 2,000,000 shares of common stock will be made available for sale. Also, at the closing of the offering, the Company intends to adopt a 1999 Omnibus Stock Plan.

    The Company intends to use a portion of the proceeds of the offering to redeem the outstanding shares of Series B Preferred Stock. Also, upon the completion of an initial public offering in which the gross proceeds paid by the public are at least $15,000,000 and, with respect to the Series C Preferred Stock at a per share price to the public of not less than $7.02, all outstanding redeemable preferred shares of Series A Preferred Stock and Series C Preferred Stock will automatically be converted into shares of common stock in the manner described in Note 5. The pro forma balance sheet at December 31, 1998 gives effect to such conversion as if it occurred on that date. The pro forma loss per share (Note 7) for the year ended December 31, 1998 gives effect to the conversion of such shares as if it occurred at the beginning of 1998.

                                [MapQuest Logo]

                                    PART II

                            INFORMATION NOT REQUIRED
                               IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    Expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

      SEC registration fee............................................. $13,900
      NASD filing fee.................................................. $ 5,500
      Printing and engraving expenses.................................. $   *
      Legal fees and expenses.......................................... $   *
      Accountants' fees and expenses................................... $   *
      Nasdaq listing fee............................................... $   *
      Blue Sky fees and expenses....................................... $   *
      Transfer Agent's fees and expenses............................... $   *
      Miscellaneous costs.............................................. $   *
                                                                        =======
        Total.......................................................... $ [   ]

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    The Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    The Registrant's Restated Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Restated Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities.

    Since March 1996, the Registrant has issued and sold the following unregistered securities:

    (1) In March 1996, the Registrant sold an aggregate of 35,000 shares of Series A Preferred Stock at an aggregate purchase price of $35,000, or $1.00 per share, to Perry Evans, the Registrant's then Vice President of Sales and Marketing.

    (2) In June 1996, in addition to options issuable under the 1995 stock option plan, the Registrant issued Barbara Petersen an option to purchase 40,000 shares of common stock at an exercise price of $1.00 per share. The option is exercisable at any time prior to June 11, 2006.

    (3) In July 1997, the Registrant sold an aggregate of 3,431,498 shares of Series C Preferred Stock for an aggregate purchase price of $12,044,558, or $3.51 per share, to Highland Capital Partners III Limited Partnership, Highland Entrepreneurs' Fund III Limited Partnership, Weston Presidio Capital II, L.P., Trident Capital Partners Fund-I, L.P., Trident Capital Partners Fund-I, C.V., The Roman Arch Fund, L.P., The Roman Arch Fund II, L.P., Mr. Bart Faber and Stet & Query, L.P.

    (4) In November 1997, the Registrant sold 31,928 shares of Series C Preferred Stock at a purchase price of $112,067.28, or $3.51 per share, to James Thomas and sold 31,928 shares of Series C Preferred Stock at a purchase price of $112,067.28, or $3.51 per share, to William Muenster.

    (5) In April 1997 and in connection with a licensing and distribution agreement, the Registrant issued National Geographic Holdings, Inc. warrants to purchase 353,388 shares of the Registrant's common stock at an exercise price of $2.81 per share. The warrants expire in April 22, 2002.

    (6) In July 1997, the Registrant issued to Prudential Securities Incorporated a warrant, for an aggregate purchase price of $1,000, to purchase 150,633 shares of the Registrant's common stock at an exercise price of $3.51 per share. The warrant expires in July 2002.

    (7) In May 1998, the Registrant granted certain Series C Preferred Stock investors an aggregate of 193,419 warrants to purchase common stock at an exercise price of $0.01 per share, without the payment of additional amounts to the Registrant. The warrants expire in April 2008.

    (8) In September, 1998 the Registrant issued Ramsey/Beirne Associates a warrant to purchase 15,284 shares of the Registrant's common stock at an exercise price of $3.51 per share in partial consideration for services performed on behalf of the Registrant. The warrant expires in September 2003.


    (9) Since March 1996, the Registrant has issued 50,820 shares of common stock to its employees upon the exercising of options granted under its 1995 stock option plan at an exercise price of $0.10 per share.

    The sales of the securities described in Item 15(9) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The sale of the securities described in Items 15(1) through 15(8) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about MapQuest or had access, through employment or other relationships, to such information.

Item 16. Exhibits

    (a)Exhibits

 Exhibit
 Number  Description
 ------- -----------
 1.1     Form of Underwriting Agreement*
 3.1     Amended and Restated Certificate of Incorporation of MapQuest*
 3.2     By-Laws of MapQuest*
 4.1     Specimen common stock certificate*
         Form of Opinion of Mayer, Brown & Platt as to legality of the
 5.1     securities being issued*
 10.1    Cartographic Product Development, Publishing, Marketing and
         Distribution Agreement, dated as of April 22, 1997, between National
         Geographic Society, National Geographic Holdings, Inc., and
         MapQuest.com, Inc.*
 10.2    Employment Agreement, dated as of August 10, 1998, between Michael
         Mulligan and MapQuest.com, Inc.

 Exhibit
 Number  Description
 ------- -----------
 10.3    Employment Agreement, dated as of October 31, 1994, between William
         Muenster and MapQuest.com, Inc.
 10.4    MapQuest.com, Inc. 1995 Stock Option Plan
 10.5    Amendment No. 1 to 1995 Stock Option Plan of MapQuest.com, Inc.*
 10.6    Amendment No. 2 to 1995 Stock Option Plan of MapQuest.com, Inc.
 10.7    Amendment No. 3 to 1995 Stock Option Plan of MapQuest.com, Inc.
 10.8    MapQuest 1999 Employee Stock Purchase Plan*
 10.9    MapQuest 1999 Stock Option Plan*
 21.1    Subsidiaries of MapQuest*
 23.1    Consent of Independent Auditors
 23.4    Consent of counsel (included in Exhibits 5.1 and 5.2)*
 24.1    Power of Attorney (see page II-4)*
 27.1    Financial Data Schedule

--------
* To be filed by amendment.

  (b) Financial Statement Schedules.

     Report of Independent Auditors

     Schedule II: Valuation and Qualifying Accounts

Item 17. Undertakings

    The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF
MOUNTVILLE, STATE OF PENNSYLVANIA, ON THE      DAY OF FEBRUARY, 1999.

                                          MAPQUEST.COM, INC.


                                          By: _________________________________
                                             Michael Mulligan Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Mulligan and James Thomas and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him and her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             Signatures                         Title                Date

       /s/ Michael J. Mulligan          Chief Executive          February  ,
-------------------------------------    Officer (Principal          1999
         Michael J. Mulligan             Executive Officer)
                                         and Chairman

          /s/ James Thomas              Chief Financial          February  ,
-------------------------------------    Officer and Vice            1999
            James Thomas                 President, Finance
                                         and Administration
                                         and Secretary
                                         (Principal
                                         Financial Officer
                                         and Principal
                                         Accounting Officer)

        /s/ Robert McCormack            Director                 February  ,
-------------------------------------                                1999
          Robert McCormack

             Signatures                         Title                Date

          /s/ John Moragne              Director                 February  ,
-------------------------------------                                1999
            John Moragne

            /s/ Dan Nova                Director                 February  ,
-------------------------------------                                1999
              Dan Nova

       /s/ Carlo von Schroeter          Director                 February  ,
-------------------------------------                                1999
         Carlo von Schroeter

        /s/ C. Richard Allen            Director                 February  ,
-------------------------------------                                1999
          C. Richard Allen

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
MapQuest.com, Inc.

    We have audited the financial statements of MapQuest.com, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated February 18, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Harrisburg, Pennsylvania
February 18, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                               MapQuest.com, Inc.

        COL. A              COL. B                 COL. C                  COL. D          COL. E
        ------           ------------ --------------------------------- ------------  -----------------
                                                  Additions
                                      ---------------------------------
                          Balance at                   Charged to Other
                         Beginning of Charged to Costs    Accounts--    Deductions--  Balance at End of
      Description           Period      and Expenses       Describe       Describe         Period
      -----------        ------------ ---------------- ---------------- ------------  -----------------
Year Ended December 31,
  1998:
  Reserves and
    allowances deducted
    from asset
    accounts:
    Allowance for
      uncollectible
      accounts.........    $407,136       $271,598                        $209,008(1)     $469,726
Year Ended December 31,
  1997:
  Reserves and
    allowances deducted
    from asset
    accounts:
    Allowance for
      uncollectible
      accounts.........    $433,672       $262,388                        $288,924(1)     $407,136
Year Ended December 31,
  1996:
  Reserves and
    allowances deducted
    from asset
    accounts:
    Allowance for
      uncollectible
      accounts.........    $263,171       $232,500                        $ 61,999(1)     $433,672

--------
(1) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

 Exhibit
 Number  Description                                                       Page
 ------- -----------                                                       ----
  1.1    Form of Underwriting Agreement*

  3.1    Amended and Restated Certificate of Incorporation of MapQuest*

  3.2    By-Laws of MapQuest*

  4.1    Specimen common stock certificate*

         Form of Opinion of Mayer, Brown & Platt as to legality of the
  5.1    securities being issued*

  5.2    Form of Opinion of Venable, Baetjer and Howard, LLP*

 10.1    Cartographic Product Development, Publishing, Marketing and
         Distribution Agreement, dated as of April 22, 1997, between
         National Geographic Society, National Geographic Holdings,
         Inc., and MapQuest.com, Inc.*

 10.2    Employment Agreement, dated as of August 10, 1998, between
         Michael Mulligan and MapQuest.com, Inc.

 10.3    Employment Agreement, dated as of October 31, 1994, between
         William Muenster and MapQuest.com, Inc.

 10.4    MapQuest.com, Inc. 1995 Stock Option Plan

 10.5    Amendment No. 1 to 1995 Stock Option Plan of MapQuest.com,
         Inc.*

 10.6    Amendment No. 2 to 1995 Stock Option Plan of MapQuest.com, Inc.

 10.7    Amendment No. 3 to 1995 Stock Option Plan of MapQuest.com, Inc.

 10.8    MapQuest 1999 Employee Stock Purchase Plan*

 10.9    MapQuest 1999 Stock Option Plan*

 21.1    Subsidiaries of MapQuest*

 23.1    Consent of Independent Auditors

 23.4    Consent of counsel (included in Exhibits 5.1 and 5.2)*

 24.1    Power of Attorney (see page II-4)*

 27.1    Financial Data Schedule

--------
* To be filed by amendment.